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As filed with the Securities and Exchange Commission on November 19, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CLOUD PEAK ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1221 (Primary Standard Industrial Classification Code Number)	26-3088162 (I.R.S. Employer Identification Number)

505 S. Gillette Ave.
Gillette, Wyoming 82716
(307) 687-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Colin Marshall
Chief Executive Officer
Cloud Peak Energy Inc.
505 S. Gillette Ave.
Gillette, Wyoming 82716
(307) 687-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael C. Ryan, Esq. Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Tel: (212) 504-6000 Fax: (212) 504-6666	Bryan Pechersky, Esq. Cloud Peak Energy Inc. 385 Interlocken Crescent, Suite 400 Broomfield, Colorado 80021 (720) 566-2900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of Registration Fee(2)

Common stock, par value $0.01 per share	29,400,000(3)(4)	$19.78	$581,605,500.00	$41,468.47

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the registrant's common stock on November 16, 2010, as reported on the New York Stock Exchange.

(2)
Paid herewith.

(3)
This amount represents shares of common stock of Cloud Peak Energy Inc. to be offered by the selling shareholders from time to time after the effective date of this registration statement. Such shares are issuable upon the exercise by the selling shareholders of the selling shareholders' right to require Cloud Peak Energy Resources LLC to redeem their common membership units of Cloud Peak Energy Resources LLC and the subsequent exercise by Cloud Peak Energy Inc. of its assumption right and election to acquire such common membership units for its common stock granted pursuant to the limited liability company agreement of Cloud Peak Energy Resources LLC.

(4)
All of the shares will be offered by the selling shareholders. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock of Cloud Peak Energy Inc. issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration. In the event of a stock split, stock dividend or similar transaction involving the common stock of Cloud Peak Energy Inc., in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission of which this prospectus forms a part is effective. This prospectus does not constitute an offer to sell these securities or solicitation of an offer to buy these securities in any jurisdiction where such offer, sale or solicitation is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2010

PROSPECTUS

29,400,000 Shares

CLOUD PEAK ENERGY INC.

Common Stock

        This prospectus relates to the public offering from time to time of up to 29,400,000 shares of common stock of Cloud Peak Energy Inc., par value $0.01 per share, by the selling shareholders, issuable upon exchange on a one-for-one basis of common membership units of Cloud Peak Energy Resources LLC, the operating company for our business and of which we are the sole managing member.

        Pursuant to the limited liability company agreement of Cloud Peak Energy Resources LLC, the selling shareholders have the right to cause Cloud Peak Energy Resources LLC to acquire by redemption all or any portion of their common membership units in Cloud Peak Energy Resources LLC for cash and Cloud Peak Energy Inc. is entitled to assume Cloud Peak Energy Resources LLC's rights and obligations to acquire such common membership units in exchange for cash or, at Cloud Peak Energy Inc.'s election, shares of our common stock. The shares covered by this prospectus are issuable following the delivery by the selling shareholders of a redemption notice pursuant to the limited liability company agreement of Cloud Peak Energy Resources LLC and Cloud Peak Energy Inc.'s subsequent exercise of its assumption right and election to acquire the selling shareholders' common membership units for our common stock. We are required to register such shares of our common stock under the terms of a registration rights agreement between us and the selling shareholders.

        Our common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "CLD." On November 18, 2010, the last reported trading price for our common stock on the NYSE was $20.87 per share.

        The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling shareholders may offer and sell or otherwise dispose of all or part of the shares of common stock covered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See "Plan of Distribution" beginning on page 74 of this prospectus for more information about how the selling shareholders may sell or dispose of the common stock.

        The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of common stock. We and the selling shareholders will bear the costs associated with this registration statement in accordance with the terms of the registration rights agreement. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 13 of this prospectus.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2010.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling shareholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, these securities in any jurisdiction where such offer, sale or solicitation is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf process, the selling shareholders may from time to time sell the shares of common stock covered by this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the selling shareholders. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference into this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section describing the risks of investing in our common stock under "Risk Factors." You should also read carefully the information incorporated by reference in this prospectus before making an investment decision.

  In this prospectus, unless the context otherwise requires, references to:

  •
  "Cloud Peak Energy," "we," "us," "our" or the "Company" refer collectively to Cloud Peak Energy Inc., a Delaware corporation, and its consolidated subsidiary, CPE Resources, together with the businesses that CPE Resources operates;

  •
  "CPE Resources" refers to Cloud Peak Energy Resources LLC, a Delaware limited liability company, formerly known as Rio Tinto Sage LLC, which is the operating company for our business, and of which Cloud Peak Energy Inc. is the sole managing member;

  •
  "IPO Structuring Agreements" refers to the following agreements entered into in connection with our November 2009 initial public offering (the "IPO"): the master separation agreement (the "Master Separation Agreement"), the acquisition agreement, the assignment agreement, the agency contract, the promissory note, the employee matters agreement, the escrow agreement, the third amended and restated limited liability company agreement of CPE Resources (the "LLC Agreement"), the management services agreement (the "Management Services Agreement"), the registration rights agreement (the "Registration Rights Agreement"), the Rio Tinto Energy America coal supply agreement, the software license agreement, the tax receivable agreement (the "Tax Receivable Agreement"), the trademark assignment agreement, the trademark license agreement, and the transition services agreement. For a description of our agreements with Rio Tinto and its affiliates, see the information set forth under the caption "Corporate Governance—Certain Relationships and Related Transactions" in the 2010 Proxy Statement (defined below), which is incorporated by reference in this prospectus. We refer generally to the transactions we entered into in connection with these IPO Structuring Agreements as the IPO structuring transactions or the structuring transactions. See "Initial Public Offering and Related IPO Structuring Transactions" in "Note 2. Basis of Presentation" of "Notes to Consolidated Financial Statements" contained in the 2009 Form 10-K (defined below), which is incorporated by reference in this prospectus;

  •
  "RTEA" refers to Rio Tinto Energy America Inc., our predecessor for accounting purposes;

  •
  "RTA" refers to Rio Tinto America Inc., which is the owner of RTEA;

  •
  "KMS" refers to Kennecott Management Services Company, a wholly-owned subsidiary of RTA;

  •
  "Rio Tinto" refers to Rio Tinto plc and Rio Tinto Limited and their subsidiaries, collectively. Rio Tinto plc is the ultimate parent company of RTA and RTEA;

  •
  "2009 Form 10-K" refers to our annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 17, 2010;

  •
  "2010 3Q Form 10-Q" refers to our quarterly report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 5, 2010; and

  •
  "2010 Proxy Statement" refers to our definitive proxy statement on Schedule 14A for our 2010 annual meeting of stockholders, filed with the SEC on April 29, 2010.

 Our Corporate History and Structure

        Cloud Peak Energy is the third largest producer of coal in the U.S. and in the Powder River Basin (the "PRB"), based on our 2009 coal production of 93.3 million tons. We had revenues from our continuing operations of $1.4 billion in 2009. We operate some of the safest mines in the industry. According to data from the Mine Safety and Health Administration (the "MSHA"), in 2009, we had the lowest employee all injury incident rate among the ten largest U.S. coal producing companies. We operate solely in the PRB, the lowest cost major coal producing region in the U.S., and operate two of the four largest coal mines in the region and in the U.S. Our operations include three wholly-owned surface coal mines, two of which are in Wyoming and one of which is in Montana. We also own a 50% interest in a fourth surface coal mine located in Montana. We produce sub-bituminous steam coal with low sulfur content and sell our coal primarily to domestic electric utilities, supplying approximately 70 customers with over 100 domestic plants. We do not produce any metallurgical coal. Steam coal is primarily consumed by electric utilities and industrial consumers as fuel for electricity generation. In 2009, the coal we produced generated approximately 4% of the electricity produced in the U.S. As of December 31, 2009, we controlled approximately one billion tons of proven and probable reserves.

        Rio Tinto initially formed RTEA in 1993 as Kennecott Coal Company, which was subsequently renamed Kennecott Energy and Coal Company. Between 1993 and 1998, Kennecott Energy and Coal Company acquired the Antelope, Colowyo, Jacobs Ranch and Spring Creek mines and the Cordero mine and Caballo Rojo mine, which are currently operated together as the Cordero Rojo mine, and a 50% interest in the Decker mine, which is operated by a third-party mine operator. In 2006, Kennecott Energy and Coal Company was renamed Rio Tinto Energy America Inc., as part of Rio Tinto's global branding initiative.

        CPE Resources was formerly known as Rio Tinto Sage LLC, a Delaware limited liability company formed as a wholly-owned subsidiary of RTEA on August 19, 2008. In order to separate certain businesses from RTEA, in December 2008, RTEA contributed RTA's western U.S. coal business to CPE Resources (other than the Colowyo mine, which is now indirectly owned by RTA). On October 1, 2009, CPE Resources sold the Jacobs Ranch mine to Arch Coal, Inc. and did not retain the proceeds from that sale. CPE Resources currently holds, directly or indirectly, all of the equity interests of each of our mining entities, including a 50% interest in the Decker mine, which is managed by a third party mine operator.

        Cloud Peak Energy Inc. is a Delaware corporation organized on July 31, 2008. On November 19, 2009, Cloud Peak Energy Inc. acquired from RTEA approximately 51% of the common membership units in CPE Resources in exchange for a promissory note. As a result of these transactions, Cloud Peak Energy Inc. became the sole managing member of CPE Resources with a controlling interest in CPE Resources and its subsidiaries. Cloud Peak Energy Inc. used the proceeds from the IPO to repay the promissory note upon the completion of the IPO on November 25, 2009. Cloud Peak Energy Inc. is a holding company and its only business and material asset is its managing member interest in CPE Resources. Cloud Peak Energy Inc.'s only source of cash flow from operations is distributions from CPE Resources pursuant to the LLC Agreement and management fees and cost reimbursements pursuant to the Management Services Agreement. As of September 30, 2010, Cloud Peak Energy Inc. owned approximately 51.7% of the common membership units in CPE Resources, and subsidiaries of Rio Tinto held the remaining 48.3%.

        The following condensed diagram depicts our current organizational structure as of September 30, 2010:

 Company Information

        Our principal executive office is located at 505 S. Gillette Ave., Gillette, Wyoming 82716, and our telephone number at that address is (307) 687-6000. Our website is located at www.cloudpeakenergy.com. The information that is contained on, or is or becomes accessible through, our website is not part of this prospectus.

        "Cloud Peak Energy" and the Cloud Peak Energy logo are trademarks and service marks of Cloud Peak Energy Inc. or its affiliates. All other trademarks, service marks or trade names appearing in this prospectus are owned by their respective holders.

The Offering

Common stock that may be offered by the selling shareholders	29,400,000 shares
Common stock outstanding	As of October 31, 2010, there were 31,481,652 shares of common stock outstanding.
Common membership units in CPE Resources held by Cloud Peak Energy Inc. and RTEA and KMS
As of the date of this prospectus, Cloud Peak Energy Inc. holds approximately 51.7% of the common membership units in CPE Resources and RTEA and KMS hold approximately 48.3% of the common membership units.
Redemption rights
RTEA and KMS, the selling shareholders, have the right to require CPE Resources to acquire by redemption each common membership unit in CPE Resources owned by them in exchange for a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE Resources). When RTEA and KMS deliver to us a redemption notice pursuant to the LLC Agreement, Cloud Peak Energy Inc. is entitled to assume CPE Resources' rights and obligations to acquire such common membership units in exchange for, at Cloud Peak Energy Inc.'s election, shares of our common stock on a one-for-one basis; or a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE Resources); or a combination of shares of our common stock and cash. We refer to this entitlement as the CPE Assumption Right.

Use of proceeds	We will not receive any proceeds from the sale of these shares of our common stock. The selling shareholders will receive all of the net proceeds from the sales of common stock offered by them pursuant to this prospectus. We and the selling shareholders will bear the costs associated with this registration statement in accordance with the terms of the Registration Rights Agreement. The selling shareholders will bear any underwriting commissions and discounts attributable to the sale of our common stock by the selling shareholders pursuant to this registration statement.
Dividend policy
We currently do not intend to pay dividends on our common stock. Cloud Peak Energy Inc. is a holding company, has no direct operations and is only able to pay dividends from its available cash on hand and funds received from CPE Resources. See "Dividend Policy" in this prospectus.
Risk factors	See "Risk Factors" beginning on page 13 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
NYSE symbol	"CLD"

        Unless otherwise indicated, the information regarding common membership units in CPE Resources presented in this prospectus excludes any common membership units that will be issued to Cloud Peak Energy Inc. on a one-for-one basis upon the exercise by holders of options to acquire our common stock.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

        The following tables set forth selected historical and unaudited pro forma consolidated financial data for the periods indicated. This information should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information" in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto contained in the 2009 Form 10-K and in the 2010 3Q Form 10-Q, which are incorporated by reference in this prospectus.

        Our historical consolidated financial statements are not comparable to the unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus or to the results investors should expect after an offering pursuant to this prospectus. Cloud Peak Energy Inc. is a holding company and its only business and material asset is its managing member interest in CPE Resources. As of September 30, 2010, Cloud Peak Energy Inc. owned approximately 51.7% of the common membership units in CPE Resources.

        We have derived the historical consolidated financial data as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, from our audited consolidated financial statements contained in the 2009 Form 10-K, which is incorporated by reference in this prospectus. We have derived the historical condensed consolidated financial data as of September 30, 2010 and 2009 and for the nine months ended September 30, 2010 and 2009 from our unaudited condensed consolidated financial statements contained in the 2010 3Q Form 10-Q, which is incorporated by reference in this prospectus. We have derived the historical consolidated balance sheet data as of December 31, 2007, from the audited consolidated financial statements of RTEA, our predecessor for accounting purposes, not included in this prospectus.

        The historical financial information included in this prospectus for all periods prior to our IPO was derived from the consolidated financial statements of RTEA and does not reflect what our financial position, results of operations, and cash flows would have been had we been a separate, stand-alone public company during those periods. We were not operated as a separate, stand-alone public company for the historical periods presented prior to our IPO. The historical costs and expenses reflected in our consolidated financial statements include allocations of certain general and administrative expenses incurred by RTA and other Rio Tinto affiliates. We believe these allocations were reasonable; however, the allocated expenses are not necessarily indicative of the expenses that would have been incurred if we had been a separate, independent entity.

        The unaudited pro forma consolidated financial data as of September 30, 2010 and for the year ended December 31, 2009 and for the nine months ended September 30, 2010, was derived from the unaudited pro forma condensed consolidated financial information, included elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Information." The unaudited pro forma condensed consolidated financial information is based on our historical consolidated financial statements contained in the 2009 Form 10-K and in the 2010 3Q Form 10-Q, which are incorporated by reference in this prospectus. The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable and are described below in the accompanying notes. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2009 and for the nine months ended September 30, 2010 are presented on a pro forma basis to give effect, in each case, to the issuance of the shares of our common stock covered by this prospectus as if issued on September 30, 2010 for balance sheet adjustments and January 1, 2009 for statement of operations adjustments.

        When we refer to our pro forma financial information, we are giving effect to (1) the issuance of the 29,400,000 shares of common stock covered by this prospectus to RTEA and KMS pursuant to the terms and conditions of the LLC Agreement, (2) an estimated public offering price of $20.87 per share, the five-day average closing price of our common stock on the NYSE from November 9, 2010 through November 15, 2010, (3) the increase in Cloud Peak Energy Inc.'s ownership in CPE Resources from 51.7% to 100%, and (4) changes in our estimated undiscounted future liability under the Tax Receivable Agreement of $93.1 million, resulting increases in our deferred tax asset balances of $160.1 million and estimates of future realizability, and re-calculation of our estimated effective income tax rate. An increase in the estimated per share price would increase our tax basis in the acquired assets. On a pro forma basis, we estimate that a $1.00 per share increase from the assumed $20.87 per share price would increase total deferred income taxes, total tax agreement liability, and total equity by approximately $14 million, $6 million, and $8 million, respectively. A $1.00 per share decrease from the assumed $20.87 per share price would have a similar inverse impact on the same items.

        For purposes of illustration only, when we refer to our pro forma financial information, we are assuming that (1) the selling shareholders exercise their redemption right with respect to all of their common membership units, (2) Cloud Peak Energy Inc. exercises the CPE Assumption Right with respect to all of the selling shareholders' common membership units in exchange for common stock, and (3) the selling shareholders sell all of their shares at $20.87 per share (the five-day average closing price of our common stock on the NYSE from November 9, 2010 through November 15, 2010).

        The estimates and assumptions used in preparation of the pro forma financial information may be materially different from our actual experience in connection with any specific sale by the selling shareholders. The selling shareholders may exchange all, some or none of their common membership units (subject to the CPE Assumption Right), and may offer and sell or otherwise dispose of all, some or none of the shares of common stock covered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will file a prospectus supplement with respect to any specific sale by the selling shareholders.

        The pro forma condensed consolidated statement of operations presents financial information through income (loss) from continuing operations. Accordingly, the income (loss) from discontinued operations related to the Colowyo mine, the Jacobs Ranch mine and the uranium mining venture are not reflected in continuing operations and no pro forma adjustment will be necessary in the pro forma condensed consolidated statement of operations.

        The unaudited pro forma consolidated financial data is for informational purposes only, and is not intended to represent what our results of operations would be after giving effect to an offering pursuant to this prospectus, or to indicate our results of operations for any future period. Therefore, investors should not place undue reliance on the unaudited pro forma consolidated financial data.

Summary Unaudited Pro Forma Consolidated Financial Data
(dollars in thousands, except per share amounts)

	For the Nine Months Ended September 30, 2010	For the Year Ended December 31, 2009
	Pro Forma	Pro Forma
Statement of Operations Data
Revenues	$1,024,960	$1,398,200

Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	719,007	933,489
Depreciation and depletion	75,212	97,869
Amortization	3,197	28,719
Accretion	9,903	12,587
Selling, general and administrative expenses	47,159	69,835
Asset impairment charges	—	698

Total costs and expenses	854,478	1,143,197
Interest expense	(36,186)	(5,992)
Tax agreement expense	(19,669)	—
Other, net	534	329

Total other expense	(55,321)	(5,663)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	115,161	249,340
Income tax provision	(47,133)	(79,278)
Earnings from unconsolidated affiliates, net of tax	1,965	1,387

Income from continuing operations	$69,993	$171,449

Income from continuing operations per share
Basic	$1.17	$2.86

Diluted	$1.16	$2.86

Weighted-average shares outstanding
Basic	60,000,000	60,000,000

Diluted	60,168,263	60,000,000

As of September 30, 2010
Pro Forma
Balance Sheet Data
Cash and cash equivalents	$287,713
Accounts receivable, net	87,542
Inventories, net	66,705
Property, plant and equipment, net	965,130
Intangible assets, net	35,634
Deferred income taxes	235,230
Total assets	1,953,203
Tax agreement liability	161,389
Total long-term debt (including current portion)(7)	717,373
Total liabilities	1,345,977
Shareholders' equity attributable to controlling interest	607,226

Summary Historical Consolidated Financial Data
(dollars in thousands, except per share amounts)

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2009	2008	2007	2010	2009
Statement of Operations Data
Revenues(1)	$1,398,200	$1,239,711	$1,053,168	$1,024,960	$1,061,286
Operating income(2)(3)	255,003	124,936	102,731	170,482	206,931
Income from continuing operations	182,472	88,340	53,789	87,448	147,268
Income (loss) from discontinued operations(4)	211,078	(25,215)	(21,482)	—	42,790
Net income	393,550	63,125	32,307	87,448	190,058
Amounts attributable to controlling interest(5)
Income from continuing operations	170,623	88,340	53,789	20,856	147,268
Income (loss) from discontinued operations(4)	211,078	(25,215)	(21,482)	—	42,790
Net income	381,701	63,125	32,307	20,856	190,058
Earnings per share—basic(5)(6)
Income from continuing operations	$3.01	$1.47	$0.90	$0.68	$2.45
Income (loss) from discontinued operations(4)	$3.73	$(0.42)	$(0.36)	$—	$0.72
Net income	$6.74	$1.05	$0.54	$0.68	$3.17
Earnings per share attributable to controlling interest—diluted(5)(6)
Income from continuing operations	$2.97	$1.47	$0.90	$0.68	$2.45
Income (loss) from discontinued operations(4)	$3.52	$(0.42)	$(0.36)	$—	$0.72
Net income	$6.49	$1.05	$0.54	$0.68	$3.17

	As of the Years Ended December 31,			As of the Nine Months Ended September 30,
	2009	2008	2007	2010	2009
Balance Sheet Data
Cash and cash equivalents	$268,316	$15,935	$23,616	$287,713	$18,319
Property, plant and equipment, net	987,143	927,910	719,743	965,130	981,248
Assets of discontinued operations(4)	—	587,168	721,835	—	582,304
Total assets	1,677,596	1,785,191	1,781,201	1,793,144	1,977,312
Senior notes, net of unamortized discount	595,321	—	—	595,592	—
Other long-term debt(7)	178,367	209,526	571,559	131,201	175,604
Liabilities of discontinued operations(4)	—	127,220	270,049	—	139,359
Total liabilities	1,232,118	800,025	1,446,240	1,252,828	796,924
Controlling interest equity(5)	252,905	985,166	334,961	282,019	1,180,388
Noncontrolling interest equity(5)	192,573	—	—	258,297	—

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2009	2008	2007	2010	2009
Other Data
Adjusted EBITDA(8)	$320,582	$207,229	$160,809	$253,092	$254,205
Tons sold—company owned and operated mines (millions)	90.9	93.7	90.7	70.4	68.0
Tons sold—Decker mine (millions)	2.3	3.3	3.5	1.0	1.7
Tons sold—total production (millions)	93.3	97.0	94.2	71.4	69.7
Tons purchased and resold (millions)	10.1	8.1	8.1	1.4	8.0
Total tons sold (millions)	103.3	105.1	102.3	72.8	77.7

(1)
Billings for freight and delivery services accounted for 6.9%, 4.5% and 1.4% of our total revenues for the years ended December 31, 2009, 2008 and 2007, respectively, and 11.2% and 6.9% of our total revenues for the nine months ended September 30, 2010 and 2009, respectively.

(2)
Operating income reflects allocations of general and administrative expenses incurred by RTA and other Rio Tinto affiliates of $20.7 million, $25.4 million and $24.4 million for the years ended December 31, 2009, 2008 and 2007, respectively, and $0 and $19.8 for the nine months ended September 30, 2010 and 2009, respectively. Also reflected in operating income are costs incurred as a result of Rio Tinto's actions to divest our business, either through a trade sale or an initial public offering, of $18.3 million, $25.8 million and $11.3 million for the years ended December 31, 2009 and 2008, and the nine months ended September 30, 2009, respectively.

(3)
Operating income reflects an asset impairment charge of $0.7 million for costs incurred on an abandoned time-keeping software project for the year ended December 31, 2009. For the year ended December 31, 2008, operating income reflects a $4.6 million charge to write-off certain contract rights, a $1 million charge for an abandoned cost efficiency project, and a $3 million favorable adjustment to the enterprise resource planning ("ERP") system costs that were included in the 2007 asset impairment charge. For the year ended December 31, 2007, operating income reflects an $18.3 million asset impairment charge related to an abandoned ERP systems implementation. The ERP systems implementation was a worldwide Rio Tinto initiative designed to align processes, procedures, practices and reporting across all Rio Tinto business units. The implementation was abandoned in connection with Rio Tinto's actions to divest our business.

(4)
Discontinued operations includes the operations, net of related income taxes, of the Colowyo coal mine, the Jacobs Ranch coal mine and the uranium mining venture. For the year ended December 31, 2009, discontinued operations includes the $264.8 million pre-tax gain on sale of the Jacobs Ranch coal mine. Assets and liabilities of continuing operations exclude balances associated with discontinued operations. See "Note 4. Discontinued Operations" of "Notes to Consolidated Financial Statements" contained in the 2009 Form 10-K, which is incorporated by reference in this prospectus.

(5)
For periods prior to our IPO, income or loss attributable to controlling interest reflects income or loss attributable to RTEA as the former parent company, and includes 100% of income or loss from CPE Resources and its subsidiaries. For the period following our IPO, income or loss attributable to controlling interest reflects our interest (approximately 51.7% as of September 30, 2010) in CPE Resources and its subsidiaries. Noncontrolling interest equity at September 30, 2010 reflects the 48.3% interest in CPE Resources held collectively by RTEA and KMS.

(6)
Earnings per share for periods prior to the IPO assumes 60,000,000 outstanding shares, which is the number of shares that our predecessor, RTEA, would have been required to have outstanding in prior periods based on the capital structure of CPE Resources, which requires a one-to-one ratio between the number of common membership units held by Cloud Peak Energy Inc. and the number of shares of Cloud Peak Energy Inc. common stock outstanding. See "Note 15. Earnings Per Share" of "Notes to Consolidated Financial Statements" contained in the 2009 Form 10-K, which is incorporated by reference in this prospectus.

(7)
Other long-term debt includes the current and long-term portions of other long-term debt, which included discounted obligations pursuant to federal coal leases of $169.1 million, $206.3 million and $67.6 million as of December 31, 2009, 2008 and 2007, respectively, and $121.8 million and $169.1 million for the nine months ended September 30, 2010 and 2009, respectively.

(8)
This prospectus includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is intended to provide additional information only and does not have any standard meaning prescribed by generally accepted accounting principles in the U.S., or U.S. GAAP. A quantitative reconciliation of Adjusted EBITDA to income from continuing operations is found in the table below.

EBITDA represents income from continuing operations before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations. For the periods presented herein, the specifically identified items are the income statement impacts of: (1) the tax agreement and (2) our significant broker contract that expired in the first quarter of 2010.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations. Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments. Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of income from continuing operations. Adjusted EBITDA may also be used as part of our incentive compensation program for our executive officers and others.

  We believe Adjusted EBITDA is also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies. Adjusted EBITDA allows investors to measure a company's operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.

  Our management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as compared to income from continuing operations or other U.S. GAAP financial measures, as this non-GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors. Adjusted EBITDA excludes interest expense and interest income; however, as we have historically borrowed money in order to finance transactions and operations, and have invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and influence our ability to generate revenue and returns for shareholders. Adjusted EBITDA excludes depreciation and depletion and amortization; however, as we use capital and intangible assets to generate revenues, depreciation, depletion and amortization are necessary elements of our costs and ability to generate revenue. Adjusted EBITDA also excludes accretion expense; however, as we are legally obligated to pay for costs associated with the reclamation and closure of our mine sites, the periodic accretion expense relating to these reclamation costs is a necessary element of our costs and ability to generate revenue. Adjusted EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. Adjusted EBITDA excludes tax agreement expense; however, this represents our current estimate of payments we will be required to make to RTEA under our Tax Receivable Agreement. Finally, Adjusted EBITDA excludes income statement amounts attributable to our significant broker contract that expired in the first quarter of 2010; however, this historically represented a positive contribution to our operating results.

  As a result of these exclusions, Adjusted EBITDA should not be considered in isolation and does not purport to be an alternative to income from continuing operations or other U.S. GAAP financial measures as a measure of our operating performance.

  When using Adjusted EBITDA as a performance measure, management intends to compensate for these limitations by comparing it to income from continuing operations in each period, so as to allow for the comparison of the performance of the underlying core operations with the overall performance of the company on a full-cost, after-tax basis. Using Adjusted EBITDA and income from continuing operations to evaluate the business allows management and investors to (a) assess our relative performance against our competitors and (b) ultimately monitor our capacity to generate returns for shareholders.

  Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

  The following table presents a reconciliation of income from continuing operations to Adjusted EBITDA for each of the periods presented is as follows:

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2009	2008	2007	2010	2009
	(dollars in thousands)			(dollars in thousands)
Income from continuing operations	$182,472	$88,340	$53,789	$87,448	$147,268
Depreciation and depletion	97,869	88,972	80,133	75,212	68,383
Amortization(1)	28,719	45,989	34,512	3,197	24,770
Accretion	12,587	12,742	12,212	9,903	8,402
Interest expense	5,992	20,376	40,930	36,186	1,007
Interest income	(320)	(2,865)	(7,302)	(411)	(228)
Income tax provision	68,249	25,318	18,050	30,212	59,888

EBITDA	$395,568	$278,872	$232,324	$241,747	$309,490

Tax agreement expense	—	—	—	19,669	—
Expired long-term broker contract	(74,986)	(71,643)	(71,515)	(8,324)	(55,285)

Adjusted EBITDA	$320,582	$207,229	$160,809	$253,092	$254,205

(1)
The impact of the expired significant broker contract on the Statement of Operations is a combination of net income and the amortization expense related to the contract. All amortization expense for the periods presented was attributable to the significant broker contract.

RISK FACTORS

        Investing in our common stock involves risks. You should carefully consider the risk factors described below and all of the information set forth in this prospectus and the information incorporated by reference herein before you decide to invest in our common stock. If any of these risk factors, as well as other risks and uncertainties that are not currently known to us or that we currently believe are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In such a case, you may lose part or all of your investment.

Risks Related to Our Business and Industry

The recent global economic downturn and disruptions in the financial and credit markets may have a material adverse effect on our business, financial condition and results of operations.

        The recent global economic downturn, particularly with respect to the U.S. economy, coupled with the global financial and credit market disruptions, have had an adverse impact on the coal industry generally and may continue to do so until economic conditions improve. The demand for electricity in our target markets decreased during 2009. Decreases in the demand for electricity typically lead to a decline in the demand for and prices of coal. The economic downturn also negatively impacted the demand for U.S. exports of coal. Demand for electricity and export markets have improved during the first three quarters of 2010 compared to 2009 but if these negative trends recur, we may not be able to sell all of the coal we are capable of producing or sell our coal at prices comparable to more favorable years. In addition, prices for coal in the spot market, including for PRB coal, have decreased from their historic highs reached during the first half of 2008. Although we have historically sold most of our coal under long-term coal sales agreements with fixed prices, the prices in the spot market influence the price for the forward sales agreements that we are entering into now and may enter into in the future, and the prices we receive for our coal may not be as favorable as they have been in the past. In addition, stockpiles of coal by our customers increased as a result of the downturn, reaching their highest level in recent years, and our customers began curtailing future orders. Low prices for natural gas, which is a substitute for coal generated power, may also lead to continued decreased coal consumption by electricity-generating utilities. Market conditions, like tightening of the credit markets, may also impact our customers' ability to finance their operations, which may result in decreased demand for our coal, cancellation of orders or changes to the coal sales agreements with those customers. For example, during 2009 we experienced a greater than normal number of customers seeking to reduce the amount of tons taken under existing contracts through contractual remedies, such as force majeure provisions, and additional customers may seek to similarly reduce tons taken in future periods under their agreements with us. Decreased sales volumes could impact our revenues, cost structure and opportunities for growth in the future. We are unable to predict the long-term impact of the recent global economic and financial crisis, and any actions we may take in response to these conditions or any which may arise in the future may be insufficient. A protracted continuation or worsening of the global economic downturn or disruptions in the financial markets could have a material adverse effect on our business, financial condition and results of operations. Furthermore, because we typically seek to enter into long-term arrangements for the sale of a substantial portion of our coal, it is likely that the average sales price we receive for our coal will lag behind any general economic recovery in the U.S.

Coal prices are subject to change and a substantial or extended decline in prices could materially and adversely affect our revenues and results of operations, as well as the value of our coal reserves.

        Our revenues, results of operations and the value of our coal reserves are dependent in large measure upon the prices we receive for our coal. Because coal is a commodity, the prices we receive are set by the marketplace. Prices for coal generally tend to be cyclical, and over the last several years have become more volatile. The contract prices we may receive in the future for coal depend upon numerous factors, including:

  •
  the domestic and foreign supply and demand for coal, including demand for U.S. coal exports from eastern U.S. markets;

  •
  domestic demand for electricity;

  •
  domestic and foreign economic conditions, including economic downturns and the strength of the global and U.S. economies;

  •
  the quantity and quality of coal available from competitors;

  •
  competition for production of electricity from non-coal sources, including the price and availability of alternative fuels, such as natural gas and crude oil, and alternative energy sources, such as nuclear, hydroelectric, wind and solar power, and the effects of technological developments related to these non-coal and alternative energy sources;

  •
  domestic air emission standards for coal-fired power plants, and the ability of coal-fired power plants to meet these standards by installing scrubbers or other means;

  •
  adverse weather, climatic or other natural conditions, including natural disasters;

  •
  legislative, regulatory and judicial developments, environmental regulatory changes, or changes in energy policy and energy conservation measures that would adversely affect the coal industry, such as legislation that limits carbon dioxide emissions or provides for increased funding and incentives for, or mandates the use of, alternative energy sources;

  •
  domestic and foreign governmental regulations and taxes;

  •
  the quantity, quality and pricing of coal available in the resale market;

  •
  the capacity of, cost of, and proximity to, rail transportation facilities and rail transportation delays;

  •
  market price fluctuations for sulfur dioxide emission allowances; and

  •
  subsidies designed to encourage the use of alternative energy sources.

A substantial or extended decline in the prices we receive for our future coal sales contracts due to these or other factors could materially and adversely affect us by decreasing our revenues, thereby materially and adversely affecting our results of operations.

Our coal mining operations are subject to operating risks, which could result in materially increased operating expenses and decreased production levels and could materially and adversely affect our results of operations.

        We mine coal at surface mining operations located in Wyoming and Montana. Our coal mining operations are subject to a number of operating risks. Because we maintain very little produced coal inventory, certain conditions or events could disrupt operations, adversely affect production and shipments and increase the cost of mining at particular mines for varying lengths of time, which could have a material adverse effect on our results of operations. These conditions and events include, among others:

  •
  poor mining conditions resulting from geological, hydrologic or other conditions, which may cause instability of highwalls or spoil-piles or cause damage to nearby infrastructure;

  •
  mining and plant equipment failures and unexpected maintenance problems;

  •
  adverse weather and natural disasters, such as heavy rains, flooding and other natural events affecting operations, transportation or customers;

  •
  the unavailability of raw materials, equipment (including heavy mobile equipment) or other critical supplies such as tires and explosives, fuel, lubricants and other consumables of the type, quantity and/or size needed to meet production expectations;

  •
  the capacity of, and proximity to, rail transportation facilities and rail transportation delays or interruptions, including derailments;

  •
  delays, challenges to, and difficulties in acquiring, maintaining or renewing necessary permits, including environmental permits, or mining or surface rights;

  •
  delays or difficulties in, the unavailability of, or unexpected increases in the cost of acquiring, developing and permitting new Lease by Application ("LBA") acquisitions from the federal government and other new mining reserves and surface rights, including challenges by non-governmental or environmental organizations or other third parties;

  •
  competition and/or conflicts with other natural resource extraction activities and production within our operating areas, such as coalbed methane extraction or oil and gas development;

  •
  a major incident at a mine site that causes all or part of the operations of a mine to cease for some period of time;

  •
  current and future health, safety and environmental regulations or changes in interpretations of current regulations, including the classification of plant and animal species near our mines, including the potential listing of the sage grouse and the mountain plover, as endangered or threatened species;

  •
  inability to acquire or maintain adequate financial sureties for mining and reclamation purposes or to meet other governmental or private bonding requirements; and

  •
  the value of the U.S. dollar relative to other currencies, particularly where imported products are required for the mining process, such as tires and petroleum products.

        These changes, conditions and events may materially increase our cost of mining and delay or halt production at particular mines either permanently or for varying lengths of time.

Competition within the coal production industry and with producers of competing energy sources may materially and adversely affect our ability to sell coal at a favorable price.

        We compete with numerous other coal producers in various regions of the U.S. for domestic sales. International demand for U.S. coal also affects competition within our industry. The demand for U.S. coal exports depends upon a number of factors, including the overall demand for electricity in foreign markets; currency exchange rates; ocean freight rates; port and shipping capacity; the demand for foreign-produced steel, both in foreign markets and in the U.S. market; general economic conditions in foreign countries; technological developments; and environmental and other governmental regulations. Foreign demand for eastern U.S. coal increased significantly during 2008 but declined during 2009. A further decline in foreign demand for U.S. could cause competition among coal producers for sales in the U.S. to intensify, potentially resulting in significant additional downward pressure on domestic coal prices, including in the PRB.

        In addition to competing with other coal producers, we compete generally with producers of other fuels, such as natural gas and crude oil. A decline in price for these fuels could cause demand for coal to decrease and adversely affect the price of our coal. For example, the average price for natural gas declined from $5.87 per thousand cubic feet as of December 2008 to $4.44 per thousand cubic feet as of December 2009, leading to, in some instances, decreased coal consumption by electricity-generating utilities. If alternative energy sources, such as nuclear, hydroelectric, wind or solar, become more cost-competitive on an overall basis, demand for coal could decrease and the price of coal could be materially and adversely affected, including in the PRB. Further, legislation requiring the use and dispatch of these alternative energy sources and fuels or legislation providing financing or incentives to encourage continuing technological advances and deployment in this area could further enable alternative energy sources to become more competitive with coal.

Excess production and production capacity in the coal industry could put downward pressure on coal prices and, as a result, materially and adversely affect our revenues and profitability.

        During the mid-1970s and early 1980s, increased demand for coal attracted new investors to the coal industry in the PRB, spurred the development of new mines and resulted in additional production capacity throughout the industry, all of which led to increased competition and lower coal prices. Increases in coal prices during recent periods encouraged the development of expanded capacity by coal producers. Some of these planned capacity increases and existing production plans have been delayed or reduced due to coal price reductions since mid-2008 and the global economic downturn. However, these capacity increases may be restarted in the future. Any overcapacity and increased production in the future could materially reduce coal prices and, therefore, materially reduce our revenues and profitability.

Decreases in demand for electricity resulting from economic, weather changes or other conditions could adversely affect coal prices and materially and adversely affect our results of operations.

        Our coal customers primarily use our coal as fuel for domestic electricity generation. Overall economic activity and the associated demands for power by industrial users can have significant effects on overall electricity demand. An economic slowdown can significantly slow the growth of electricity demand and could result in contraction of demand for coal. Weather patterns can also greatly affect electricity demand. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand, which allows generators to choose the sources of power generation when deciding which generation sources to dispatch. Any downward pressure on coal prices, due to decreases in overall demand or otherwise, including changes in weather patterns, would materially and adversely affect our results of operations.

The use of alternative energy sources for power generation could reduce coal consumption by U.S. electric power generators, which could result in lower prices for our coal, could reduce our revenues and materially and adversely affect our business and results of operations.

        In 2009, we sold approximately 95% of our coal to domestic electric power generators. Domestic electric power generation accounted for approximately 94% of all U.S. coal consumption in 2009, according to the U.S. Energy Information Administration (the "EIA"). The amount of coal consumed for U.S. electric power generation is affected by, among other things:

  •
  the location, availability, quality and price of alternative energy sources for power generation, such as natural gas, fuel oil, nuclear, hydroelectric, wind and solar power;

  •
  technological developments, including those related to alternative energy sources; and

  •
  subsidies or legal mandates designed to encourage the use of alternative energy sources.

        Gas-fired generation has the potential to displace coal-fired generation, particularly from older, less efficient coal-powered generators. We expect that many of the new power plants needed to meet increasing demand for domestic electricity generation will be fired by natural gas, because gas-fired plants are cheaper to construct, and permits to construct these plants are easier to obtain as natural gas is seen as having a lower environmental impact than coal-fired generators. In recent periods, governmental regulators at the federal, state and local levels have shown increased interest in limiting greenhouse gas ("GHG") emissions. This has resulted in increased regulation of coal mining and of coal-fired power plants and other end-users of coal, increasing the cost of burning coal compared to alternative energy sources. In addition, environmental activists concerned with climate change issues have attempted to use the regulatory and judicial processes to block the construction of new coal-fired power plants or capacity expansions to existing plants. Further, state and federal mandates for increased use of electricity from renewable energy sources could have an impact on the market for our coal. Many states have enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power. There have been numerous proposals to establish a similar uniform, national standard. Although none of these federal proposals have been enacted to date, the Obama Administration has indicated its support for a federal renewable energy standard as part of energy and climate change legislative initiatives. Current determinations by Senate leaders indicate that such initiatives are unlikely to be debated or passed in 2010; however, the concepts could be revisited in 2011 or later. Possible advances in technologies and incentives, such as tax credits, to enhance the economics of renewable energy sources could make these sources more competitive with coal. Any reduction in the amount of coal consumed by U.S. electric power generators could reduce the price of coal that we mine and sell, thereby reducing our revenues and materially and adversely affecting our business and results of operations.

New and potential future regulatory requirements and public concerns relating to GHG emissions could affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline.

        One major by-product of burning coal is carbon dioxide, which is considered a GHG and is a major source of regulatory attention with respect to global warming, also known as climate change. Climate change continues to attract public and scientific attention, and increasing government attention is being paid to reducing GHG emissions, including from coal-fired power plants.

        There are many regulatory approaches currently in effect or being considered to address GHGs, including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program and regulation by the U.S. Environmental Protection Agency (the "EPA").

  •
  The current Administration has indicated its support for a mandatory cap-and-trade program to reduce GHG emissions, and the U.S. Congress has considered various proposals to reduce GHG emissions, mandate electricity suppliers to use renewable energy sources to generate a certain percentage of power and require energy efficiency measures. For example, in June 2009, the U.S. House of Representatives passed a comprehensive climate change and energy bill, the American Clean Energy and Security Act.

  •
  In September 2009, the EPA promulgated a rule requiring certain emitters of GHGs, including coal-fired power plants, to monitor and report their GHG emissions to the EPA. In addition, following the 2007 U.S. Supreme Court ruling in Massachusetts v. EPA, the EPA has declared that anthropogenic GHGs "endanger" public health and welfare and issued a series of rules requiring extensive regulation, starting January 2, 2011, of GHG emissions from mobile sources and stationary sources, including imposing new permitting requirements and obligations to use best available control technology for the reduction of GHG emissions whenever certain stationary sources, such as power plants, are built or significantly modified.

  •
  State and regional climate change initiatives intended to limit or affect the emission of GHG emissions from certain sources, such as the Regional Greenhouse Gas Initiative covering certain northeastern and mid-Atlantic states, the Western Climate Initiative, the Midwestern Greenhouse Gas Reduction Accord and the California Global Warming Solutions Act, either have already taken effect or may take effect in the foreseeable future.

  •
  The State of California approved a fee to be paid by certain emitters of GHGs, and other jurisdictions have or are also considering imposing similar fees or taxes.

        The permitting of new coal-fired power plants has also recently been contested, at times successfully, by state regulators and environmental organizations due to concerns related to GHG emissions from the new plants. Additionally, at least one U.S. federal appeals court reinstated a lawsuit permitting individuals, state attorneys general and others to pursue claims against industrial companies on the basis that they have created a public nuisance due to their emissions of carbon dioxide and its alleged effects on climate (e.g. sea level and storm severity).

        Climate change initiatives and other efforts to reduce GHG emissions like those described above or otherwise may require additional controls on coal-fired power plants and industrial boilers, may cause some users of coal to switch from coal to a lower carbon fuel and may result in the closure of coal-fired power plants or in reduced construction of new plants. Any switching of fuel sources away from coal, closure of existing coal-fired power plants, or reduced construction of new coal-fired power plants could have a material adverse effect on demand for and prices received for our coal.

Our business requires substantial capital investment and maintenance expenditures, which we may be unable to provide.

        Our business plan and strategy are dependent upon our acquisitions of additional reserves, which require substantial capital expenditures to acquire additional coal leases. We also require capital for, among other purposes, acquisition of surface rights, equipment and the development of our mining operations, capital renovations, maintenance and expansions of plants and equipment and compliance with environmental laws and regulations. To the extent that cash on hand, cash generated internally and cash available under our credit facility are not sufficient to fund capital requirements, we will require additional debt and/or equity financing. However, additional debt or equity financing may not be available to us or, if available, may not be available on satisfactory terms. Additionally, our debt instruments may restrict our ability to obtain such financing. Furthermore, the recent tightening and volatility of the credit markets has resulted in more stringent lending standards and terms and higher volatility in interest rates. These trends together with significant write-offs in the financial services sector, re-pricing of credit risk and weak economic conditions generally could adversely impact our ability to obtain additional debt financing or the cost of debt if obtained. If we are unable to obtain additional capital, we may not be able to maintain or increase our existing production rates and we could be forced to reduce or delay capital expenditures or change our business strategy, sell assets or restructure or refinance our indebtedness, all of which could have a material adverse effect on our business or financial condition.

We may be unable to obtain, maintain or renew permits, licenses or leases necessary for our operations, which would materially reduce our production, cash flow and profitability.

        Mining companies must obtain a number of permits and licenses that impose strict regulations on various environmental and operational matters in connection with coal mining. These include permits and licenses issued by various federal, state and local agencies and regulatory bodies. The permitting rules, and the interpretations of these rules, are complex, change frequently and are often subject to discretionary interpretations by the regulators, all of which may make compliance more difficult or impractical, and may possibly preclude the continuance of ongoing operations or the development of future mining operations. The public, including non-governmental organizations, anti-mining groups and individuals, have certain statutory rights to comment upon and submit objections to requested permits and environmental impact statements (each an "EIS") prepared in connection with applicable regulatory processes, and otherwise engage in the permitting and licensing process, including bringing citizens' lawsuits to challenge the issuance of permits, the validity of EIS or performance of mining activities. For example, the EIS and other regulatory matters associated with the West Antelope II LBA have been legally challenged in 2010 by several non-governmental organizations, which could create a delay or uncertainty in acquiring the coal lease. If this or any other permits, licenses or leases are not issued or renewed in a timely fashion or at all, or if permits or leases issued or renewed are conditioned in a manner that restricts our ability to efficiently and economically conduct our mining activities, we could suffer a material reduction in our production, and our cash flow or profitability could be materially and adversely affected.

Because most of the coal in the vicinity of our mines is owned by the U.S. federal government, our future success and growth could be materially and adversely affected if we are unable to acquire or are delayed in the acquisition of additional reserves through the federal competitive leasing process.

        The U.S. federal government owns most of the coal in the vicinity of our mines. Accordingly, the LBA process is the most significant means of acquiring additional reserves. There is no requirement that the federal government lease coal subject to an LBA, lease its coal at all or give preference to any LBA applicant, and our bids may compete with other coal producers' bids in the PRB. In the current coal pricing environment, LBAs are becoming increasingly more competitive and expensive to obtain, and the review process to submit an LBA for bid continues to lengthen. We expect that this trend may continue. The increasing size of potential LBA tracts may make it easier for new mining operators to enter the market on economical terms and may, therefore, increase competition for LBAs. Increased opposition from non-governmental organizations and other third parties may also lengthen, delay or complicate the LBA process. For example, the West Antelope II LBA is subject to pending legal challenges filed in 2010 against the Bureau of Land Management (the "BLM") and the Secretary of the Interior by environmental organizations. In order to win a lease in the LBA process and acquire additional coal, our bid for a coal tract must meet or exceed the fair market value of the coal based on the internal estimates of the BLM, which they do not publish. We have maintained a history of timely payments related to our LBAs. If we are unable to maintain our "good payer" status, we would be required to seek bonding for any remaining payments.

        The LBA process also requires us to acquire rights to mine from surface owners overlying the coal, and these rights are becoming increasingly more difficult and costly to acquire. Certain federal regulations provide a specific class of surface owners, also known as qualified surface owners (each, a "QSO"), with the ability to prohibit the BLM from leasing its coal. For example, in connection with a pending LBA that we nominated for our Cordero Rojo mine, the BLM determined that certain surface owners satisfied the regulatory definition of QSO. If a QSO owns the land overlying a coal tract, federal laws prohibit us from leasing the coal tract without first securing surface rights to the land, or purchasing the surface rights from the QSO. This right of QSOs allows them to exercise significant influence over negotiations to acquire surface rights and can delay the LBA process or ultimately prevent the acquisition of an LBA. If we are unable to successfully negotiate access rights with QSOs at a price and on terms acceptable to us, we may be unable to acquire LBAs for coal on land owned by the QSO. If the prices to acquire land owned by QSOs increase, it could materially and adversely affect our profitability.

If we are unable to acquire or develop additional coal reserves that are economically recoverable, our profitability and future success and growth may be materially and adversely affected.

        Our profitability depends substantially on our ability to mine, in a cost-effective manner, coal reserves that possess the quality characteristics our customers desire. Because our reserves decline as we mine our coal, our future success and growth depend upon our ability to acquire additional coal that is economically recoverable. If we fail to acquire or develop additional reserves, our existing reserves will eventually be depleted. Furthermore, any significant delay in acquiring reserves, due to delays in the federal competitive leasing process or otherwise, could negatively impact our production rate. As a result, to maintain our production capacity and competitive position, we will need to acquire significant additional coal through the federal competitive leasing process that can be mined on an economically recoverable basis.

        Our ability to obtain additional coal reserves in the future could also be limited by the availability of cash we generate from our operations or available financing, restrictions under our debt instruments, competition from other coal companies for properties, the lack of suitable acquisition or LBA opportunities, the delay in the federal leasing process caused by third-party legal challenges or the inability to acquire coal properties or LBAs on commercially reasonable terms. In addition, we may not be able to mine future reserves as profitably as we do at our current operations. Furthermore, the price we receive for our coal impacts the economic recoverability of our existing coal. Our ability to develop economically recoverable reserves will be materially adversely impacted if prices for coal sold decrease significantly.

If we are unable to acquire surface rights to access our coal, we may be unable to obtain a permit to mine coal we own and may be required to employ expensive techniques to mine around those sections of land we cannot access in order to access other sections of coal reserves, which could materially and adversely affect our business and our results of operations.

        After we acquire coal through the LBA process or otherwise, we are required to obtain a permit to mine the coal through the applicable state agencies prior to mining the acquired coal. In part, the permitting requirements provide that, under certain circumstances, we must obtain surface owner consent if the surface estate has been split from the mineral estate, which is commonly known as a "split estate." We have in the past and may in the future be required to negotiate with multiple parties for the surface access that overlies coal we acquired through the LBA process or otherwise. If we are unable to successfully negotiate surface access with any of these surface owners, or do so on commercially reasonable terms, we may be denied a permit to mine some of our coal or may find that we cannot mine the coal at a profit. If we are denied a permit, this would create significant delays in our mining operations and materially and adversely impact our business and results of operations. Furthermore, if we determine to alter our plans to mine around the affected areas, we could incur significant additional costs to do so, which could increase our operating expenses considerably and could materially and adversely affect our results of operations.

We may be unable to acquire state leases for coal, or to do so on a cost-effective basis, which could materially and adversely affect our business strategy and growth plans.

        We acquire a small percentage of our coal through state leasing processes. Nearly all of the state leases in Wyoming have already been acquired by various mining operations in the PRB, including ours. If, as part of our growth strategy, we desire to expand our operations into areas requiring state leases, we may be required to negotiate with competing Wyoming mining operations. If we are unable to do so on a cost-effective basis, our business strategy could be adversely affected. We do not typically acquire state leases in Montana significantly in advance of mining operations due to the complexity of the leasing process in Montana.

Conflicts of interest with competing holders of mineral rights could materially and adversely affect our ability to mine coal or do so on a cost-effective basis.

        The federal government leases many different mineral rights in addition to coal, such as coalbed methane, natural gas and crude oil reserves. Some of these minerals are located on, or are adjacent to, some of our coal and LBA areas, potentially creating conflicting interests between us and the lessees of those interests. If conflicting interests arise, we may be required to negotiate our ability to mine with the holder of the competing mineral rights. If we are unable to reach an agreement with these holders, or do so on a cost-effective basis, we may incur increased costs and our ability to mine could be impaired, which could materially and adversely affect our business and results of operations.

Our management team does not have experience managing our business as a stand-alone public company, and if they are unable to manage our business as a stand-alone public company, our business may be harmed.

        We have historically operated as part of Rio Tinto. The majority of our management team has limited experience managing a business on a stand-alone basis or as a public company. If we are unable to manage and operate our company as a stand-alone public company, our business and results of operations will be adversely affected.

We are incurring increased costs as a result of being a public company, and the requirements of being a public company may divert management's attention from our business. If we are unable to achieve and maintain effective internal controls, our operating results and financial condition could be harmed.

        As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, we are subject to a number of additional requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the listing standards of New York Stock Exchange. These requirements have caused us to incur increased costs and placed increased demands on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting, and also requires that our internal control over financial reporting be assessed by management and attested to by our auditors as of December 31 of each year commencing with the year ending December 31, 2010. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, our management's attention might be diverted from other business concerns, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We have identified material weaknesses in our internal controls over financial reporting that contributed to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008, interim consolidated financial statements. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods.

        For purposes of filing our earlier registration statement on Form S-1 in connection with our IPO, we prepared consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 in accordance with U.S. GAAP. During this process, we identified material weaknesses in our internal controls over financial reporting that contributed both to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008 interim consolidated financial statements. Specifically, as a subsidiary of Rio Tinto, we were not required to and we did not maintain a sufficient complement of personnel with an appropriate level of accounting, taxation, and financial reporting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements on a stand-alone basis and the complexity of our operations and transactions. We also did not maintain an adequate system of processes and internal controls sufficient to support our financial reporting requirements and produce timely and accurate U.S. GAAP consolidated financial statements consistent with being a stand-alone public company.

        In preparation for the filing of our 2009 Form 10-K, management performed an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2009, and concluded that the previously identified material weaknesses were not yet remediated.

        A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

        We are implementing changes and improvements in our internal control over financial reporting to remediate the control deficiencies that gave rise to the material weaknesses. These remedial steps will need to be placed in operation for a sufficient period of time before we can evaluate the overall effectiveness of our remediation plan and be able to conclude that the material weaknesses have been remediated.

        Our remediation actions may not be effective to correct the material weaknesses. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods. If we continue to experience material weaknesses, investors could lose confidence in our financial reporting, particularly if such weaknesses result in a restatement of our financial results, and our stock price could decline.

Inaccuracies in our estimates of our coal reserves could result in decreased profitability from lower than expected revenues or higher than expected costs.

        Our future performance depends on, among other things, the accuracy of our estimates of our proven and probable coal reserves. We base our estimates of reserves on engineering, economic and geological data assembled and analyzed by our internal geologists and engineers. Our estimates of proven and probable coal reserves as to both quantity and quality are updated annually to reflect the production of coal from the reserves, updated geological models and mining recovery data, the tonnage contained in new lease areas acquired and estimated costs of production and sales prices. There are numerous factors and assumptions inherent in estimating the quantities and qualities of, and costs to mine, coal reserves, any one of which may vary considerably from actual results. These factors and assumptions include:

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  quality of the coal;

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  geological and mining conditions, which may not be fully identified by available exploration data and/or may differ from our experiences in areas where we currently mine;

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  the percentage of coal ultimately recoverable;

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  the assumed effects of regulation, including the issuance of required permits, and taxes, including severance and excise taxes and royalties, and other payments to governmental agencies;

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  assumptions concerning the timing for the development of the reserves; and

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  assumptions concerning equipment and productivity; future coal prices; operating costs, including for critical supplies such as fuel, tires and explosives; capital expenditures and development and reclamation costs.

        As a result, estimates of the quantities and qualities of economically recoverable coal attributable to any particular group of properties, classifications of reserves based on risk of recovery, estimated cost of production and estimates of future net cash flows expected from these properties as prepared by different engineers, or by the same engineers at different times, may vary materially due to changes in the above factors and assumptions. Actual production recovered from identified reserve areas and properties, and revenues and expenditures associated with our mining operations, may vary materially from estimates. Any inaccuracy in our estimates related to our reserves could result in decreased profitability from lower than expected revenues and/or higher than expected costs.

If our highwalls or spoil-piles fail, our mining operations and ability to ship our coal could be impaired and our results of operations could be materially and adversely affected.

        Our operations could be adversely affected and we may be unable to produce coal if our highwalls fail due to conditions, which may include geological abnormalities, poor ground conditions, water or blasting shocks, among others. In addition to making it difficult and more costly to recover coal, a highwall failure could also damage adjacent infrastructure such as roads, power lines, railways and gas pipelines. Further, in-pit spoil-pile failure due to conditions such as material type, water ingress, floor angle, floor roughness, spoil volume or otherwise, can impact coal removal, reduce coal recovery, increase our costs or interrupt our production and shipments. Highwall and spoil-pile failures could materially and adversely affect our operations, thereby reducing our profitability.

Major equipment and plant failures could reduce our ability to produce and ship coal and materially and adversely affect our results of operations.

        We depend on several major pieces of equipment and plants to produce and ship our coal, including draglines, shovels, coal crushing plants, critical conveyors, major transformers and coal silos. If any of these pieces of equipment or plants suffered major damage or were destroyed by fire, abnormal wear, flooding, incorrect operation, damage from highwall or spoil-pile failures or otherwise, we may be unable to replace or repair them in a timely manner or at a reasonable cost, which would impact our ability to produce and ship coal and materially and adversely affect our results of operations.

Significant increases in the royalty and production taxes we pay on the coal we produce could materially and adversely affect our results of operations.

        We pay federal, state and private royalties and federal, state and county production taxes on the coal we produce. A substantial portion of our royalties and production taxes are levied as a percentage of gross revenues with the remaining levied on a per ton basis. For example, we pay production royalties of 12.5% of gross proceeds to the federal government. We incurred royalties and production taxes which represented 29.1% and 30.2% of proceeds from the coal we produced for the year ended December 31, 2009, and the nine months ended September 30, 2010, respectively. If the royalty and production tax rates were to significantly increase or if we are required to make additional payments as a result of governmental audits, our results of operations could be materially and adversely affected.

        In addition, the Wyoming state severance tax is significantly less than the state severance tax in Montana. Because a substantial portion of our operations are in Wyoming and therefore subject to the more favorable Wyoming severance tax rate, if Wyoming were to increase this tax or any other tax applicable solely to our Wyoming operations, we may be significantly impacted and our results of operations could be materially and adversely affected.

Increases in the cost of raw materials and other industrial supplies, or the inability to obtain a sufficient quantity of those supplies, could increase our operating expenses, disrupt or delay our production and materially and adversely affect our profitability.

        We use considerable quantities of explosives, petroleum-based fuels, tires, steel and other raw materials, as well as spare parts and other consumables in the mining process. If the prices of steel, explosives, tires, petroleum products or other materials increase significantly or if the value of the U.S. dollar declines relative to foreign currencies with respect to certain imported supplies or other products, our operating expenses will increase, which could materially and adversely impact our profitability. Additionally, a limited number of suppliers exist for certain supplies, such as explosives and tires, as well as certain mining equipment, and any of our suppliers may divert their products to buyers in other mines or industries or divert their raw materials to produce other products that have a higher profit margin. Shortages in raw materials used in the manufacturing of supplies and mining equipment, which, in some cases, do not have ready substitutes, or the cancellation of our supply contracts under which we obtain these raw materials and other consumables, could limit our ability to obtain these supplies or equipment. As a result, we may not be able to acquire adequate replacements for these supplies or equipment on a cost-effective basis or at all, which could also materially increase our operating expenses or halt, disrupt or delay our production.

Significant increases in the price of diesel fuel could materially and adversely affect our earnings.

        Operating expenses at our mining locations are sensitive to changes in certain variable costs, particularly diesel fuel prices, which are our largest variable cost after personnel costs. Any increase in the price we pay for diesel fuel will have a negative impact on our results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cost of Product Sold" contained in the 2009 Form 10-K and in the 2010 3Q Form 10-Q, which are incorporated by reference in this prospectus.

The majority of our coal sales contracts are forward sales contracts at fixed prices. If the production costs underlying these contracts increase, our results of operations could be materially and adversely affected.

        The majority of our coal sales contracts are forward sales contracts under which customers agree to pay a specified price under their contracts for coal to be delivered in future years. The profitability of these contracts depends on our ability to adequately control the costs of the coal production underlying the contracts. These production costs are subject to variability due to a number of factors, including increases in the cost of labor, supplies or other raw materials, such as diesel fuel. Historically we have not entered into hedge or other arrangements to offset the cost variability underlying these forward sale contracts. In the future, we may enter into these types of arrangements, but we may not be successful in hedging the volatility of our costs. To the extent our costs increase but pricing under these coal sales contracts remains fixed, we will be unable to pass increasing costs on to our customers. If we are unable to control our costs, our profitability under our forward sales contracts may be impaired and our results of operations could be materially and adversely affected.

Our ability to operate our business effectively could be impaired if we fail to attract and retain key personnel.

        Our ability to operate our business and implement our strategies depends, in part, on the continued contributions of our executive officers and other key employees. The loss of any of our key senior executives could have a material adverse effect on our business unless and until we find a qualified replacement. A limited number of persons exist with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, we believe that our future success will depend on our continued ability to attract and retain highly skilled personnel with coal industry experience. Competition for these persons in the coal industry is intense, and we may not be able to successfully recruit, train or retain qualified managerial personnel. As a public company, our future success also will depend on our ability to hire and retain management with public company experience. We may not be able to continue to employ key personnel or attract and retain qualified personnel in the future. Our failure to retain or attract key personnel could have a material adverse effect on our ability to effectively operate our business.

Extensive environmental regulations, including existing and potential future regulatory requirements relating to air emissions, affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline.

        The operations of our customers are subject to extensive environmental regulation particularly with respect to air emissions. For example, the federal Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. A series of more stringent requirements relating to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxide and other air pollutants recently has been adopted and/or is expected to be proposed or become effective in the near future. In addition, federal and state mandates and incentives designed to encourage energy efficiency and the use of alternative energy sources have been proposed and implemented in recent years. Concerted conservation efforts that result in reduced electricity consumption could cause coal prices and sales of our coal to materially decline.

        Considerable uncertainty is associated with these air emissions initiatives. New regulations are in the process of being developed, and many existing and potential regulatory initiatives are subject to review by federal or state agencies or the courts. Stringent air emissions limitations are either in place or are likely to be imposed in the short to medium term, and these limitations will likely require significant emissions control expenditures for many coal-fired power plants. As a result, these power plants may switch to other fuels that generate fewer of these emissions or may install more effective pollution control equipment that reduces the need for low-sulfur coal, possibly reducing future demand for coal and resulting in a reduced need to construct new coal-fired power plants. Any switching of fuel sources away from coal, closure of existing coal-fired power plants, or reduced construction of new coal-fired power plants could have a material adverse effect on demand for, and prices received for, our coal. Alternatively, less stringent air emissions limitations, particularly related to sulfur, to the extent enacted, could make low-sulfur coal less attractive, which could also have a material adverse effect on the demand for, and prices received for, our coal.

        Our customers are also subject to other existing and potential environmental regulations, such as EPA's publication in June 2010 of proposed regulations for the management and disposal of coal combustion by-products. While we are unable to determine the likely ultimate regulatory requirements, any significant changes in the management of coal combustion by-products could require our customers to comply with more stringent storage and disposal requirements, which in turn could increase their costs and reduce the demand for our coal.

Extensive environmental laws and regulations impose significant costs on our mining operations, and future laws and regulations could materially increase those costs or limit our ability to produce and sell coal.

        The coal mining industry is subject to increasingly strict regulation by federal, state and local authorities with respect to environmental matters, such as:

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  limitations on land use;

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  mine permitting and licensing requirements;

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  reclamation and restoration of mining properties after mining is completed;

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  management of materials generated by mining operations;

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  the storage, treatment and disposal of wastes;

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  remediation of contaminated soil and groundwater;

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  air quality standards;

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  water pollution;

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  protection of human health, plant-life and wildlife, including endangered or threatened species;

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  protection of wetlands;

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  the discharge of materials into the environment; and

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  the effects of mining on surface water and groundwater quality and availability.

        The costs, liabilities and requirements associated with the laws and regulations related to these and other environmental matters may be significant and time-consuming and may delay commencement or continuation of exploration or production operations. Because of the extensive regulatory environment in which we operate, we cannot assure complete compliance with all laws and regulations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may incur material costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. If we are pursued for sanctions, costs and liabilities in respect of these matters, our mining operations and, as a result, our profitability could be materially and adversely affected.

        New legislation or administrative regulations or new judicial interpretations or administrative enforcement of existing laws and regulations, including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us to change operations significantly or incur increased costs. Such changes could have a material adverse effect on our financial condition and results of operations.

Our operations may affect the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, any of which could result in material liabilities to us.

        Our operations use hazardous materials and generate hazardous and non-hazardous wastes. In addition, many of the locations that we own, lease or operate were used for coal mining and/or involved the generation, use, storage and disposal of hazardous substances either before or after we were involved with these locations. We may be subject to claims under federal and state statutes and/or common law doctrines for toxic torts, natural resource damages and other damages, as well as for the investigation and clean up of soil, surface water, groundwater and other media. These claims may arise, for example, out of current or former conditions at sites that we own, lease or operate currently, as well as at sites that we or predecessor entities owned, leased or operated in the past, and at contaminated third-party sites at which we have disposed of hazardous substances and waste. As a matter of law, and despite any contractual indemnity or allocation arrangements or acquisition agreements to the contrary, our liability for these claims may be joint and several, so that we may be held responsible for more than our share of any contamination, or even for the entire share.

        These and similar unforeseen impacts that our operations may have on the environment, as well as human exposure to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect us.

Extensive governmental regulations pertaining to employee safety and health impose significant costs on our mining operations, which could materially and adversely affect our results of operations.

        Federal and state safety and health regulations in the coal mining industry are among the most comprehensive and pervasive systems for protection of employee safety and health affecting any segment of U.S. industry. Compliance with these requirements imposes significant costs on us and can result in reduced productivity. Moreover, the possibility exists that new health and safety legislation and/or regulations and orders may be adopted that may materially and adversely affect our mining operations.

        We must compensate employees for work-related injuries through our workers compensation insurance funds. If we do not make adequate provisions for our workers' compensation liabilities, it could harm our future operating results. In addition, the erosion through tort liability of the protections we are currently provided by workers' compensation laws could increase our liability for work-related injuries and materially and adversely affect our operating results. Under federal law, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and contribute to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry before January 1, 1970. The trust fund is funded by an excise tax on coal production. If this tax increases, or if we could no longer pass it on to the purchasers of our coal under our coal sales agreements, our operating costs could be increased and our results could be materially and adversely harmed. If new laws or regulations increase the number and award size of claims, it could materially and adversely harm our business.

Federal or state regulatory agencies have the authority to order certain of our mines to be temporarily or permanently closed under certain circumstances, which could materially and adversely affect our ability to meet our customers' demands.

        Federal or state regulatory agencies have the authority under certain circumstances following significant health and safety incidents, such as fatalities, to order a mine to be temporarily or permanently closed. If this occurred, we may be required to incur capital expenditures to re-open the mine. In the event that these agencies order the closing of our mines, our coal sales contracts may permit us to issue force majeure notices, which suspend our obligations to deliver coal under these contracts. However, our customers may challenge our issuances of force majeure notices. If these challenges are successful, we may have to purchase coal from third-party sources, if it is available, to fulfill these obligations, incur capital expenditures to re-open the mines and/or negotiate settlements with the customers, which may include price reductions, the reduction of commitments or the extension of time for delivery or terminate customers' contracts. Any of these actions could have a material adverse effect on our business and results of operations.

Failure to obtain, maintain or renew our security arrangements, such as surety bonds or letters of credit, in a timely manner and on acceptable terms could affect our ability to secure reclamation and coal lease obligations and materially and adversely affect our ability to mine or lease coal.

        Federal and state laws require us to secure the performance of certain long-term obligations, such as mine closure or reclamation costs and federal and state workers' compensation costs, including black lung. The amount of these security arrangements is substantial with $519.8 million of surety bonds and $10.5 million of letters of credit issued as of September 30, 2010, to support these obligations. Certain business transactions, such as coal leases and other obligations, may also require bonding. We may have difficulty procuring or maintaining our surety bonds. Our bond issuers may demand higher fees, additional collateral, including putting up letters of credit, posting cash collateral or other terms less favorable to us upon those renewals. Because we are required by state and federal law to have these bonds in place before mining can commence or continue, our failure to maintain surety bonds, letters of credit or other guarantees or security arrangements would materially and adversely affect our ability to mine or lease coal. That failure could result from a variety of factors, including lack of availability, higher expense or unfavorable market terms, the exercise by third-party surety bond issuers of their right to refuse to renew the surety bonds and restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of any credit arrangements then in place. Surety bond issuers may demand terms that are less favorable to us than the terms we currently receive, and there may be fewer companies willing to issue these bonds. Further, due to recent economic conditions and the volatility of the financial markets, surety bond providers may be less willing to provide us with future surety bonds or maintain existing surety bonds, and we may have greater difficulty satisfying the liquidity requirements under our existing surety bond contracts. If we do not maintain sufficient borrowing capacity or have other resources to satisfy our surety and bonding requirements, our ability to mine or lease coal could be materially and adversely affected.

Because we produce and sell coal with low-sulfur content, a reduction in the price of sulfur dioxide emission allowances or increased use of technologies to reduce sulfur dioxide emissions could materially and adversely affect the demand for our coal and our results of operations.

        Our customers' demand for our low-sulfur coal, and the prices that we can obtain for it, are affected by, among other things, the price of sulfur dioxide emission allowances. The Clean Air Act places limits on the amounts of sulfur dioxide that can be emitted by an electric power plant, among other sources, in any given year. If a plant exceeds its allowable limits, it must purchase allowances, which are tradable in the open market. Regulatory uncertainty following the action by the U.S. Court of Appeals for the District of Columbia Circuit to vacate the Clean Air Interstate Rule ("CAIR") in July 2008, and its subsequent temporary reinstatement, which established a cap-and-trade program for sulfur dioxide and nitrogen oxide emissions from power plants in certain states, caused a significant decrease in the price of sulfur dioxide allowances from 2008 to date, and delayed the installation of technology to reduce emissions at some power plants. Low prices of these emissions allowances could make our low-sulfur coal less attractive to our customers for the near-term. In July 2010, the EPA proposed the Clean Air Transport Rule ("CATR") as a replacement for CAIR. If promulgated, CATR would phase in requirements for sources of sulfur dioxide and nitrogen oxide beginning in 2012; subject sources would include power plants. Under CATR, the EPA has proposed state-specific emissions and allocation budgets and intrastate cap-and-trade mechanisms for allocations, with very limited to no interstate trading provisions in the EPA options under consideration. The effects which these intrastate and interstate provisions will have on CATR allowance markets remain uncertain. For select states, the emissions budgets will be further reduced in 2014. Coincident with these proposed changes is the finalization of revised National Ambient Air Quality Standards ("NAAQS") for nitrogen dioxide and sulfur dioxide that occurred in January 2010 and June 2010, respectively. More widespread installation by electric utilities of technology that reduces sulfur emissions could be accelerated to meet the requirements of the revised NAAQS and/or requirements from the finalization of CATR and may make high sulfur coal more competitive with our low-sulfur coal. This competition could materially and adversely affect our business and results of operations. Alternatively, compliance with the revised NAAQS and/or the finalization of CATR could entail utilization of controls in combination with low-sulfur coal. In the CATR proposal, the EPA has projected that to meet the proposed CATR requirements, utilities would need to install 11 GWs of new sulfur dioxide scrubbers in addition to those controls already planned or in place. The EPA recently published a notice of data availability and stated that the new data might impact the agency's assessment of which states contribute to pollution problems in downwind states, which in turn might lead to pressure to expand the number of states subject to the CATR. If additional states are obligated to comply with CATR, it may adversely affect the demand for our coal.

The risk that we cannot collect payments from our customers could increase if their creditworthiness deteriorates.

        The risk that we do not receive payment for coal sold and delivered increases if the continued creditworthiness of our customers declines. The recent economic volatility and tightening credit markets increase the risk that we may not be able to collect payments from our customers or be required to continue to deliver coal even if a customer's creditworthiness deteriorates. A worsening of recent economic conditions or a prolonged global or U.S. recession could also impact the creditworthiness of our customers. If we determine that a customer is not creditworthy, we can demand credit enhancements from the customer. If we are unsuccessful or feel the credit enhancement is insufficient, we may not be required to deliver coal under the customer's coal sales contract. If we are able to withhold shipments, we may decide to sell a customer's coal on the spot market, which may be at prices lower than the contracted price, or we may be unable to sell the coal at all. Furthermore, the bankruptcy of any of our customers could materially and adversely affect our financial position. In addition, our customer base may change with deregulation as utilities sell their power plants to their non-regulated affiliates or third parties that may be less creditworthy, thereby increasing the risk we bear for customer payment default. These new power plant owners may have credit ratings that are below investment grade, or may fall below investment grade after we enter into contracts with them. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk of payment default.

Our ability to mine and ship coal is affected by adverse weather conditions, which could have an adverse effect on our revenues.

        Adverse weather conditions can impact our ability to mine and ship our coal and our customers' ability to take delivery of our coal. Lower than expected shipments by us during any period could have an adverse effect on our revenues and profitability. For example, previously our volume of coal shipments has been impacted by severe heavy rain, which reduced the capacity of the railroads by which our customers contract to transport coal from our mines. In addition, severe weather, including droughts and dust, may adversely affect our ability to conduct our mining operations.

The availability and reliability of transportation and increases in transportation costs, particularly for rail systems, could materially and adversely affect the demand for our coal or impair our ability to supply coal to our customers.

        Transportation costs, particularly rail transportation costs, represent a significant portion of the total cost of coal for our customers, and the cost of transportation is a key factor in a customer's purchasing decision. Increases in transportation costs or the lack of sufficient rail capacity or availability could make coal a less competitive source of energy or could make the coal produced by us less competitive than coal produced from other regions, either of which could lead to reduced coal sales and/or reduced prices we receive for the coal.

        Our ability to sell coal to our customers depends primarily upon third-party rail systems. If our customers are unable to obtain rail or other transportation services, or to do so on a cost-effective basis, our business and growth strategy could be adversely affected. Alternative transportation and delivery systems are generally inadequate and not suitable to handle the quantity of our shipments or to ensure timely delivery to our customers. In particular, much of the PRB is served by two rail carriers, and the northern PRB is only serviced by one rail carrier. The loss of access to rail capacity in the PRB could create temporary disruption until this access was restored; significantly impairing our ability to supply coal and resulting in materially decreased revenues. Our ability to open new mines or expand existing mines may also be affected by the availability and cost of rail or other transportation systems available for servicing these mines.

        We are a party to certain transportation contracts. During recent periods, we have entered into an increasing number of exports whereby we enter into transportation agreements pursuant to which we arrange for rail transport and port charges. However, typically our coal customers contract for, and pay directly for, transportation of coal from the mine or port to the point of use. Disruption of these transportation services because of weather-related problems; mechanical difficulties; train derailment; bridge or structural concerns; infrastructure damage, whether caused by ground instability, accidents or otherwise; strikes; lock-outs; lack of fuel or maintenance items; fuel costs; transportation delays; accidents; terrorism or domestic catastrophe or other events could temporarily or over the long term impair our ability to supply coal to our customers and our customers' ability to take our coal and, therefore, could materially and adversely affect our business and results of operations.

Due to the long-term nature of our coal sales agreements, the prices we receive for our coal at any given time may not reflect the then-existing current market prices for coal.

        We have historically sold most of our coal under long-term coal sales agreements, which we generally define as contracts with a term of one to five years. The remaining amount not subject to long-term coal sales agreements is sold as spot sales in term allotments of less than twelve months. For the year ended December 31, 2009 and the nine months ended September 30, 2010, approximately 97%

and 96% of our revenues, respectively, were derived from coal sales that were made under long-term coal sales agreements. The prices for coal sold under these agreements are typically fixed for an agreed amount of time. Pricing in some of these contracts is subject to certain adjustments in later years or under certain circumstances, and may be below the current market price for similar type coal at any given time, depending on the time frame of the contract. As a consequence of the substantial volume of our forward sales, we have less coal available to sell under short-term contracts in order to immediately capitalize on higher coal prices, if and when they arise. At times, spot market prices have fallen below the prices established in many of our long-term coal sales agreements, and we have realized prices for our coal that are higher than the prices we would receive from sales in the spot market. However, to the extent spot market prices increase and become higher than the prices established in our long-term coal sales agreements, our ability to realize those higher prices may be restricted when customers elect to purchase additional volumes allowable under some contracts at contract prices that are lower than spot prices.

Changes in purchasing patterns in the coal industry may make it difficult for us to enter into new contracts with customers, or do so on favorable terms, which could materially and adversely affect our business and results of operations.

        Although we currently sell the majority of our coal under long-term coal sales agreements, as electric utilities customers continue to adjust to increased price volatility, increased fungibility of coal products, frequently changing regulations and the increasing deregulation of their industry, some customers are becoming less willing to enter into long-term coal sales contracts. In addition, the prices for coal in the spot market have decreased at times and may be lower than the prices previously set under many of our long-term coal sales agreements. As our contracts with customers expire or are otherwise renegotiated, our customers may be less willing to extend or enter into new long-term coal sales agreements under their existing or similar pricing terms or our customers may decide to purchase fewer tons of coal than in the past.

        These trends in purchasing patterns in the coal industry could continue in the future and, to the extent our customers shift away from long-term supply contracts, it will be more difficult to predict our future sales. As a result, we may not have a market for our future production at acceptable prices. The prices we receive in the spot market may be less than the contractual price an electric utility is willing to pay for a committed supply. Furthermore, spot market prices tend to be more volatile than contractual prices, which could result in decreased revenues.

If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, our costs could be significantly greater than anticipated or be incurred sooner than anticipated.

        All of our mines are surface mining operations. The Surface Mining Control and Reclamation Act ("SMCRA") and counterpart state laws and regulations establish operational, reclamation and closure standards for all aspects of surface mining. We estimate our total reclamation and mine-closing liabilities based on permit requirements, engineering studies and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed periodically by our management and engineers, and by government regulators. At the Decker mine, the reclamation liability is estimated by the third-party operator. The estimated liability can change significantly if actual costs vary from our original assumptions or if governmental regulations change significantly. U.S. GAAP requires that asset retirement obligations be recorded as a liability based on fair value, which reflects the present value of the estimated future cash flows. In estimating future cash flows, we consider the estimated current cost of reclamation and apply inflation rates and a third-party profit, as necessary. The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on behalf of us. The resulting estimated reclamation and mine closure obligations could change significantly if actual amounts or the timing of those expenses change significantly from our assumptions, which could have a material adverse effect on our results of operation and financial condition.

Certain provisions in our coal sales contracts may provide limited protection during adverse economic conditions or may result in economic penalties or suspension upon a failure to meet contractual requirements, any of which may cause our revenues and profits to suffer.

        Most of our sales contracts contain provisions that allow for the base price of our coal in these contracts to be adjusted due to new statutes, ordinances or regulations that affect our costs related to performance. Because these provisions only apply to the base price of coal, these terms may provide only limited protection due to changes in regulations. A few of our sales contracts also contain provisions that allow for the purchase price to be renegotiated at periodic intervals. A price re-opener provision is one in which either party can renegotiate the price of the contract, sometimes at pre-determined times. Index provisions allow for the adjustment of the price based on a fixed formula. These provisions may reduce the protection available under long-term contracts from short-term coal price volatility. Price re-opener and index provisions are present in contracts covering approximately 38% of our future tonnage commitments as of September 30, 2010. Any adjustment or renegotiations leading to a significantly lower contract price could result in decreased revenues.

        Quality and volumes for the coal are stipulated in coal sales agreements. In most cases, the annual pricing and volume obligations are fixed, although in some cases, the volume specified may vary depending on the quality of the coal. In a relatively small number of contracts, customers are allowed to vary the amount of coal taken under the contract. Most of our coal sales agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics, such as heat content, sulfur, ash and ash fusion temperature. Failure to meet these specifications can result in economic penalties, including price adjustments, suspension, rejection or cancellation of deliveries or termination of the contracts.

        Many of our contracts contain clauses that require us and our customers to maintain a certain level of creditworthiness or provide appropriate credit enhancement upon request. The failure to do so can result in a suspension of shipments under the contract. A number of our contracts also contain clauses which, in some cases, may allow customers to terminate the contract in the event of certain changes in environmental laws and regulations.

Upon the occurrence of a force majeure, we or our customers may be permitted to temporarily suspend performance under our coal sales contracts, which could cause our revenues and profits to suffer.

        Our coal sales agreements typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party, including events such as strikes, adverse mining conditions, mine closures, serious transportation problems that affect us or the buyer or unanticipated plant outages that may affect the buyer. Some contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the buyer. During the economic downturn in 2009, a greater than normal number of our customers sought to reduce the amount of tons delivered to them under our coal sales agreements through contractual remedies, such as force majeure provisions. Agreements between our customers and the railroads servicing our mines may also contain force majeure provisions. Generally, our coal sales agreements allow our customer to suspend performance in the event that the railroad fails to provide its services due to circumstances that would constitute a force majeure. In the event that we are required to suspend performance under any of our coal sales contracts, or we are required to purchase additional tonnage during the period in which performance under the contract is suspended, our revenues and profits could be materially and adversely affected.

Acquisitions that we may undertake in the future involve a number of risks, any of which could cause us not to realize the anticipated benefits.

        We have focused on strategic acquisitions and subsequent expansions of large, low-cost, low-sulfur operations in the PRB and replacement of, and additions to, our reserves through the acquisition of companies, mines and reserves. We may pursue acquisition opportunities in the future. If we are unable to successfully integrate the businesses or properties we acquire, or reserves that we lease or otherwise acquire, our business, financial condition or results of operations could be negatively affected. Acquisition transactions involve various risks, including:

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  uncertainties in assessing the strengths and potential profitability, and the related weaknesses, risks, contingent and other liabilities, of acquisition candidates;

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  changes in business, industry, market or general economic conditions that affect the assumptions underlying our rationale for pursuing the acquisition;

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  the inability to achieve identified operating and financial synergies anticipated to result from an acquisition;

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  the potential loss of key customers, management or employees of an acquired business;

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  the nature and composition of the workforce, including the acquisition of a unionized workforce;

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  diversion of our management's attention from other business concerns;

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  regulatory challenges for completing and operating the acquired business, including opposition from environmental groups or regulatory agencies;

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  environmental or geological problems in the acquired properties, including factors that make the coal unsuitable for intended customers due to ash, heat value, moisture or contaminants;

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  inability to acquire sufficient surface rights to enable extraction of the coal resources;

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  outstanding permit violations associated with acquired assets;

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  difficulties or unexpected issues arising from our evaluation of internal control over financial reporting of the acquired business; and

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  risks related to operating in new jurisdictions, including increased exposure to foreign government and currency risks with respect to any international acquisitions.

        Any one or more of these factors could cause us not to realize the benefits we might anticipate from an acquisition. Moreover, any acquisition opportunities we pursue could materially increase our liquidity and capital resource needs and may require us to incur indebtedness, seek equity capital or both. We may not be able to satisfy these liquidity and capital resource needs on acceptable terms or at all. In addition, future acquisitions could result in our assuming significant long-term liabilities relative to the value of the acquisitions.

We do not operate the Decker mine and our results of operations could be adversely affected if the third-party mine operator fails to effectively operate the mine or if our joint venture partner fails to perform its obligations. In addition, our credit arrangements may limit our ability to contribute cash to the Decker mine.

        Through our indirect, wholly-owned subsidiary, we hold a 50% non-operating interest in the Decker mine in Montana through a joint venture agreement with a joint venture partner. The Decker mine is operated by a third-party mine operator. While we participate in the management committee of the Decker mine under the terms of the joint venture agreement, we do not control and our employees do not participate in the day-to-day operations of the Decker mine. If the third-party mine operator fails to operate the Decker mine effectively, our results of operations could be adversely affected.

        We share the profits, operating expenses, reclamation obligations and liabilities and assets associated with the Decker mine equally with our joint venture partner. Under the terms of the joint venture agreement, we are required to contribute cash or other property and equipment as may be necessary to operate the business. While capital contributions to the Decker joint venture have historically been made at the discretion of the management committee, under the terms of the joint venture agreement we may be required to contribute our proportional share of funds to carry on the business of the joint venture or to cover liabilities. In the event that either joint venture partner does not contribute its share of operating expenses, including reclamation expenses when due, or other liabilities, the other partner is not required to assume their obligation. However, we may have joint and several liability as a matter of law for these expenses and other liabilities, including for operational liabilities. Accordingly, our financial obligations with respect to the Decker mine are subject to the creditworthiness of our joint venture partner, which is outside of our control. In addition, if we do not provide our proportional share or our joint venture partner does not provide its proportional share, our interest in the profits from the Decker mine will be adjusted proportionally. CPE Resources' current debt instruments and future credit arrangements may include provisions limiting our ability to make contributions to the Decker joint venture.

A shortage of skilled labor in the mining industry could reduce labor productivity and increase costs, which could materially and adversely affect our business and results of operations.

        Efficient coal mining using modern techniques and equipment requires skilled laborers in multiple disciplines such as electricians, equipment operators, mechanics, engineers and welders, among others. We have from time to time encountered shortages for these types of skilled labor. If we experience shortages of skilled labor in the future, our labor and overall productivity or costs could be materially and adversely affected. In the future, we may utilize a greater number of external contractors for portions of our operations. The costs of these contractors have historically been higher than that of our employed laborers. If coal prices decrease in the future and/or our labor and contractor prices increase, or if we experience materially increased health and benefit costs with respect to our employees, our results of operations could be materially and adversely affected.

Our work force could become unionized in the future, which could adversely affect the stability of our production and materially reduce our profitability.

        All of our mines, other than the Decker mine, which we do not operate, are operated by non-union employees. Our employees have the right at any time under the National Labor Relations Act to form or affiliate with a union, and in the past, unions have conducted limited organizing activities in this regard. If our employees choose to form or affiliate with a union and the terms of a union collective bargaining agreement are significantly different from our current compensation and job assignment arrangements with our employees, these arrangements could adversely affect the stability of our production and materially reduce our profitability. In addition, even if our managed operations remain non-union, our business may still be adversely affected by work stoppages at unionized companies or unionized transportation and service providers.

        We hold a 50% interest in the Decker mine, which has union members. These union-represented employees could strike, which could adversely affect production at the Decker mine, increase its costs and disrupt shipments of coal from the Decker mine to its customers, all of which could materially and adversely affect its profitability and the value of our investment in the Decker joint venture.

Provisions in our federal and state lease agreements, or defects in title or the loss of a leasehold interest in certain property or reserves or related surface rights, could limit our ability to mine our coal reserves.

        The vast majority of our coal interests are acquired by lease from state or federal governments. Under these leases, the BLM or the applicable state regulatory agency can terminate the lease prior to the expiration of its term if the leased coal reserves are not diligently developed during the initial 10 years of the leases or if certain other terms of the leases are not complied with, including the requirement to produce a minimum quantity of coal or pay a minimum advance production royalty, if applicable. If any of our leases are terminated, we would be unable to mine the affected coal and our business and results of operations could be materially adversely affected.

        Furthermore, a title defect on any lease, whether private or through a governmental entity, or the surface rights related to any of our reserves could adversely affect our ability to mine the associated coal reserves. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to properties leased from private third parties is not usually fully verified until we make a commitment to develop a property, which may not occur until we have obtained the necessary permits and completed exploration of the property. In addition, these leasehold interests may be subject to superior property rights of other third parties. Title or other defects in surface rights held by us or other third parties could impair our ability to mine the associated coal reserves or cause us to incur unanticipated costs.

Terrorist attacks and threats, escalation of military activity in response to these attacks or acts of war may materially and adversely affect our business and results of operations.

        Terrorist attacks and threats, escalation of military activity or acts of war may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Future terrorist attacks, rumors or threats of war, actual conflicts involving the U.S. or its allies, or military or trade disruptions affecting our customers may significantly affect our operations and those of our customers. Strategic targets such as energy-related assets and transportation assets may be at greater risk of future terrorist attacks than other targets in the U.S. Disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business and results of operations, including from delays or losses in transportation, decreased sales of our coal or extended collections from customers that are unable to timely pay us in accordance with the terms of their supply agreement.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our results of operations and financial condition and prevent us from fulfilling our financial obligations.

        On November 25, 2009, our subsidiary, CPE Resources, entered into a $400 million revolving credit facility and issued $600 million aggregate principal amount of senior notes. At September 30, 2010, we had approximately $595.6 million of total debt outstanding (excluding the discounted obligations payable under our coal leases and approximately $9.3 million of other long-term debt incurred in connection with land acquisitions). In addition, at September 30, 2010, $10.5 million of capacity under the revolving credit facility was being used for letters of credit securing our reclamation obligations. As a result, at September 30, 2010, the capacity under our revolving credit facility was $389.5 million. Our outstanding indebtedness could have important consequences such as:

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  limiting our ability to obtain additional financing to fund growth, such as mergers and acquisitions; working capital; capital expenditures; debt service requirements; LBA payments or other cash requirements;

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  requiring much of our cash flow to be dedicated to interest obligations and making it unavailable for other purposes;

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  with respect to any indebtedness under the revolving credit facility or other variable rate debt, exposing us to the risk of increased interest costs if the underlying interest rates rise on our variable rate debt;

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  limiting our ability to invest operating cash flow in our business (including to obtain new LBAs or make capital expenditures) due to debt service requirements;

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  causing us to need to sell assets and properties at an inopportune time;

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  limiting our ability to compete effectively with companies that are not as leveraged and that may be better positioned to withstand economic downturns;

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  limiting our ability to acquire new coal reserves and/or LBAs and plant and equipment needed to conduct operations; and

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  limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and general economic and market conditions.

        If our indebtedness is further increased, the related risks that we now face, including those described above, could intensify. Moreover, these risks also apply to certain of CPE Resources' domestic restricted subsidiaries that are guarantors of CPE Resources' indebtedness and may apply to us directly if we become a guarantor of CPE Resources' debt in the future, although the covenants applicable to the guarantors of CPE Resources' debt will not apply to us in the event that we guarantee the senior notes. In addition to the principal repayments on outstanding debt, we have other demands on our cash resources, including significant maintenance and other capital expenditures, including LBAs, and operating expenses and required payments under the Tax Receivable Agreement (See "Risk Factors—Risks Related to Our Corporate Structure and the IPO Structuring Transaction" in this prospectus) and the required pro rata distribution to RTEA and KMS under the LLC Agreement. Our ability to pay our debt depends upon the operating performance of our business. In particular, economic conditions could cause revenues to decline, and hamper our ability to repay indebtedness. If we do not have enough cash to satisfy our debt service obligations, we may be required to refinance all or part of our debt, sell assets, limit certain capital expenditures, including LBAs, or reduce spending or we may be required to issue equity. We may not be able to, at any given time, refinance our debt or sell assets and we may not be able to, at any given time, issue equity, in either case on acceptable terms or at all.

We may be able to incur substantially more debt. This could exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantially more debt in the future. Although the LLC Agreement and CPE Resources' debt instruments contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. We are able to incur up to $400 million (subject to reduction by the amount of our letters of credit) in total indebtedness under our revolving credit facility (with a potential incremental increase of up to $50 million, subject to certain conditions). Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. To the extent new debt or new obligations are added to our current levels, the risks described above could substantially increase and we may not be able to meet all of our debt obligations.

If we are unable to comply with the covenants or restrictions contained in CPE Resources' debt instruments, the lenders could declare all amounts outstanding under those instruments to be due and payable, which could materially and adversely affect our financial condition.

        The debt instruments include covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, pay dividends or make other restricted payments, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations and engage in certain transactions with affiliates (including with Rio Tinto or its affiliates). The debt instruments also include change of control provisions that accelerate or may require the repurchase of outstanding indebtedness in the event of certain change of control events. The debt instruments also require compliance with various financial covenants. Because CPE Resources (which entered into the debt instruments) is our only direct operating subsidiary, complying with these restrictions may prevent us from taking actions that we believe would help us to grow our business. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities.

        The breach of any of the covenants or restrictions, unless cured within the applicable grace period, would result in a default under the debt instruments that would permit the lenders to declare all amounts outstanding to be due and payable, together with accrued and unpaid interest. In such an event, we may not have sufficient assets to repay such indebtedness. As a result, any default could have serious consequences to our financial condition. An event of default or an acceleration under one of our debt instruments could also cause a cross-default or cross-acceleration of another debt instrument or contractual obligation, which would adversely impact our liquidity.

        In addition, failure to comply with any of the covenants in our existing or future debt instruments could result in a default under those debt instruments and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these debt instruments and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by the debt instruments on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may not be granted waivers or amendments to these debt instruments if for any reason we are unable to comply with these debt instruments, and we may not be able to refinance our debt on terms acceptable to us, or at all.

Provisions in CPE Resources' debt instruments could discourage an acquisition of us by a third party.

        Certain provisions of CPE Resources' debt instruments could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a "change in control" as defined in the indenture, holders of the senior notes could require us to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Risks Related to Our Corporate Structure and Our IPO Structuring Transactions

We are required to pay RTEA for most of the tax benefits we may claim as a result of the tax basis step-up we received in connection with our IPO and related IPO structuring transactions, as well as in connection with any public offering of our shares as described herein. In certain cases, payments to RTEA may be accelerated or exceed our actual cash tax savings. These provisions may deter a change in control of our company.

        In connection with our IPO and the acquisition of our membership units of CPE Resources, we entered into the Tax Receivable Agreement with RTEA that requires us to pay to RTEA approximately 85% of the amount of cash tax savings, if any, that we realize as a result of the increases in tax basis that we obtained in connection with the initial acquisition of our interest in CPE Resources, subsequent acquisitions of RTEA's units in CPE Resources, as well as payments made by us under the Tax

Receivable Agreement. Due to the size of the increases in the tax basis of our share of CPE Resources' tangible and intangible assets, as well as the increase in our basis in the equity of CPE Resources' subsidiaries and assets held by those subsidiaries, we expect to make substantial payments to RTEA under the Tax Receivable Agreement. Based on the tax basis of our assets as of September 30, 2010 and CPE Resources' operating plan, the future payments under the Tax Receivable Agreement with respect to our controlling interest in CPE Resources are estimated to be approximately $68.2 million in the aggregate and are estimated to be payable over the next 21 years. This estimate is based on assumptions related to our business that could change, and the actual payments could differ materially from this estimate. Payments would be significantly greater if we generate income significantly in excess of the amounts used in our operating plan, for example, because we acquire additional LBAs beyond our existing LBAs , and as a result, we realize the full tax benefit of such increased tax basis (or an increased portion thereof). In addition, if we or CPE Resources acquire RTEA's remaining units in CPE Resources (or a significant portion thereof), we would likely receive a further step-up in our tax basis based on the value we or CPE Resources pay for RTEA's units at such time and, accordingly, our obligations under the Tax Receivable Agreement to pay RTEA 85% of any benefits we receive as a result of such further step-up would significantly increase. Our obligation may also increase if there are changes in law, including the increase of current corporate income tax rates. The payment obligations under the Tax Receivable Agreement are not conditioned upon RTEA's or its affiliate's continued ownership of an interest in CPE Resources or our available cash resources.

        Distributions from CPE Resources to enable us to fulfill our obligations under the Tax Receivable Agreement must be made pro rata to all holders of units of CPE Resources. As managing member, we intend to cause CPE Resources to distribute cash to us to enable us to fulfill all of our obligations under the Tax Receivable Agreement. These distributions will be made on a per-unit basis, meaning corresponding distributions will be made to all holders of units in CPE Resources, including RTEA, in proportion to their percentage interests on the date of the distribution. These distributions will affect CPE Resources' available cash, which may impact CPE Resources' ability to fund capital expenditures or may result in CPE Resources needing to draw down on its existing credit facility or incur debt to finance these distributions to the extent that its cash resources are insufficient to make such distributions as a result of timing discrepancies or otherwise.

        Certain changes in control require us to make payments to RTEA, which could exceed our actual cash savings and could require us to provide credit support. If we or CPE Resources undergo a change in control other than a change in control caused by RTEA and within 180 days of such change in control RTEA no longer holds any units in CPE Resources, and we do not otherwise elect to terminate the Tax Receivable Agreement as discussed below, payments to RTEA under the Tax Receivable Agreement will continue on a yearly basis but will be based on an agreed upon set of assumptions. In this case, our assumed cash tax savings, and consequently our payments due under the Tax Receivable Agreement, could exceed our actual cash tax savings each year by material amounts. If we undergo such a change in control and our credit rating is impaired, we will be required to obtain credit support with regard to all remaining payments under the agreement. The change of control provisions may deter a potential sale of our company to a third party and may otherwise make it less likely a third party would enter into a change of control transaction with us.

        Certain asset transfers outside the ordinary course of our business may require us to make additional or accelerated payments under the Tax Receivable Agreement. In addition to our obligations to make payments to RTEA with respect to our actual cash tax savings, if CPE Resources sells any asset with a gross value greater than $10 million outside the ordinary course of its business in a wholly or partially taxable transaction, we will be required to make yearly payments to RTEA equal to RTEA's deemed cost of financing its accelerated tax liabilities with respect to such sale, and after such asset sales, we will be required to make certain adjustments to the calculation of our actual cash tax savings for taxable years following sales or redemptions of RTEA's units in CPE Resources. These adjustments could result in an acceleration of our obligations under the Tax Receivable Agreement. In addition, our debt instruments contain limitations on CPE Resources' ability to make distributions, which could affect our ability to meet these payment obligations. These limitations on CPE Resources' ability to make distributions may limit our ability to engage in certain taxable asset sales or dispositions outside the ordinary course of our business.

        Default under the Tax Receivable Agreement will permit RTEA to accelerate our obligations. If we default on our obligations under the Tax Receivable Agreement (including by reason of insufficient cash distributions from CPE Resources), such default will permit RTEA to enforce its rights under the Tax Receivable Agreement, including by acceleration of our obligations thereunder.

        Our ability to achieve benefits from any tax basis increase, and, therefore, the payments expected to be made under the Tax Receivable Agreement, depends upon a number of factors, as discussed above, including the timing and amount of our future income. The U.S. Internal Revenue Service could challenge one or more of our tax positions relevant to the Tax Receivable Agreement and a court could sustain such a challenge. Such a challenge could result in a decrease in our tax benefits, as well as our obligations under the Tax Receivable Agreement. We must obtain RTEA's consent prior to settlement of any such challenge if it may affect RTEA's rights and obligations under the Tax Receivable Agreement.

Our results as a separate, stand-alone public company will be significantly different from those portrayed in our historical financial results.

        The historical financial information for all periods prior to our IPO included in this prospectus was derived from the consolidated financial statements of Rio Tinto and does not reflect what our financial position, results of operations, cash flows, costs or expenses would have been had we been a separate, stand-alone public company during those periods presented. Rio Tinto did not account for us, and we were not operated, as a separate, stand-alone public company for the historical periods presented prior to our IPO. The historical costs and expenses reflected in our consolidated financial statements for periods prior to our IPO also include allocations of certain general and administrative costs and Rio Tinto's headquarters costs. These expenses are estimates and were based on what we and Rio Tinto considered to be reasonable allocations of the historical costs incurred by Rio Tinto to provide these services required in support of our business.

        As a separate, stand-alone public company, our cost structure is different and includes both additional recurring costs and nonrecurring costs. Accordingly, our historical consolidated financial information is not reflective of our financial position, results of operations or cash flows or costs had we been a separate, stand-alone public company during all of the periods presented, and the historical financial information is not a reliable indicator of what our financial position, results of operations or cash flows will be in the future.

Rio Tinto may benefit from corporate opportunities that might otherwise be available to us.

        Rio Tinto holds certain coal assets in the U.S. and abroad, such as the Colowyo mine in Colorado. If RTEA and KMS exercise their right to require CPE Resources to acquire by redemption all of their common membership units in CPE Resources and Cloud Peak Energy Inc. uses the CPE Assumption Right to acquire their common membership units in exchange only for shares of our common stock, RTEA and KMS would own, collectively, approximately 48.3% of all outstanding shares of our common stock, based on our common stock outstanding as of September 30, 2010.

        Rio Tinto may expand, through development of its remaining coal business, acquisitions or otherwise, its operations that directly or indirectly compete with us. For one year following our IPO, RTEA and its affiliates will not pursue any competitive activity or acquisition in the coal industry within the PRB. Rio Tinto and its affiliates are not prohibited from pursuing any competitive activity or acquisition outside of the PRB, whether during or after this one-year period, including selling coal or other goods produced outside of the PRB to customers located in the PRB or who are otherwise our customers. Accordingly, Rio Tinto and its affiliates will be free to compete with us in the PRB starting on November 25, 2010. If a corporate opportunity is offered to Rio Tinto or its affiliates or any of Rio Tinto's or its affiliates' executive officers or directors that relates to any competitive activity or acquisition in the coal industry:

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  within the PRB after November 25, 2010; or

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  outside of the PRB,

no such person shall be liable to us or any of our shareholders for breach of any fiduciary or other duty unless the business opportunity is expressly offered to the director or executive officer in his or her capacity as an executive officer or director of us.

        In addition, Rio Tinto or its affiliates may have other business interests and may engage in any other businesses not specifically prohibited which could compete with us, and these potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects.

Our directors and executive officers have potential conflicts of interest with us and your interests as shareholders.

        Preston Chiaro, one of our directors, is also an executive officer of Rio Tinto or its affiliates. Mr. Chiaro owes fiduciary duties to our shareholders, which may conflict with his role as an executive officer of Rio Tinto or its affiliates. As a result, in connection with any transaction or other relationship involving both companies, Mr. Chiaro may, but is not required to, recuse himself and would therefore not participate in any board action relating to these transactions or relationships. Both Colin Marshall, our chief executive officer and a director, and Mr. Chiaro own shares of Rio Tinto or options to purchase Rio Tinto common stock. Mr. Barrett, Mr. Orchard, Mr. Rivenes and Mr. Taylor, who are also our executive officers, also own shares of Rio Tinto or options to purchase Rio Tinto common stock. These ownership interests may be of greater value than their ownership of our common stock. Ownership of Rio Tinto shares by our directors and executive officers could create, or appear to create, potential conflicts of interest when directors and executive officers are faced with decisions that could have different implications for Rio Tinto or its affiliates than they do us.

        Prior to our IPO, at the time of agreeing to certain matters related to our IPO and IPO Structuring Agreements, Cloud Peak Energy Inc. was an indirect wholly-owned subsidiary of Rio Tinto. As a result, the Cloud Peak Energy Inc. directors at that time owed a fiduciary duty solely to Rio Tinto in its capacity as the sole owner of Cloud Peak Energy Inc. and did not owe a fiduciary duty to our post-IPO stockholders. Keith Bailey, William T. Fox III and Chris Tong, all of whom are current "independent" directors of Cloud Peak Energy Inc. under applicable NYSE rules, were also Cloud Peak Energy Inc. directors prior to our IPO and therefore owed a fiduciary duty to Rio Tinto. Upon the effectiveness of our IPO in November 2009, Rio Tinto's ownership of Cloud Peak Energy Inc. was terminated and, accordingly, Messrs. Bailey, Fox and Tong no longer owe a fiduciary duty to Rio Tinto.

Our agreements with Rio Tinto and its affiliates related to our IPO are likely less favorable to us than similar agreements negotiated between unaffiliated third parties.

        We entered into various agreements with Rio Tinto and its affiliates in connection with our IPO which address, among other things, the allocation of assets and liabilities between subsidiaries of Rio Tinto and us, responsibility for the disclosures made in our IPO prospectus and in the offering memorandum used in the senior notes offering, our obligation to provide Rio Tinto financial information needed for its public filings, certain ongoing commercial relationships and our responsibility as the manager of CPE Resources to RTEA and KMS as non-managing members. CPE Resources has agreed to indemnify Rio Tinto for any losses experienced pursuant to these agreements, in certain instances on a dollar-for-dollar basis and in certain other instances by providing additional indemnification calculated on a dollar-for-dollar basis plus a fraction of a dollar equal to the ownership interest of Rio Tinto and its affiliates in CPE Resources at the time the indemnity is payable to Rio Tinto. Because these agreements were entered into while we were part of Rio Tinto, some of the terms of these agreements are likely less favorable to us than similar agreements negotiated between unaffiliated third parties.

Third parties may seek to hold us responsible for liabilities of Rio Tinto that we did not assume.

        Third parties may seek to hold us responsible for liabilities of Rio Tinto that we did not assume in connection with our IPO, including liabilities related to the Jacobs Ranch and Colowyo mines, as well as the uranium mining venture that we do not own. Under certain of the IPO Structuring Agreements, RTA will indemnify us for certain claims and losses relating to these liabilities. If those liabilities are significant and we are ultimately held liable for them, we may not be able to recover the full amount of our losses from RTA.

We are a holding company with no direct operations of our own and depend on distributions from CPE Resources to meet our ongoing obligations.

        We are a holding company with no direct operations of our own and have no independent ability to generate revenue. Consequently, our ability to obtain operating funds depends upon distributions from CPE Resources and payments under our management services agreement. Pursuant to the Management Services Agreement between us and CPE Resources, CPE Resources will make payments to us in the form of a management fee and cost reimbursements to fund our day-to-day operating expenses, such as payroll for our officers. However, if CPE Resources cannot make the payments pursuant to the management services agreement, we may be unable to cover these expenses.

        The distribution of cash flows by CPE Resources to us will be subject to statutory restrictions under the Delaware Limited Liability Company Act and contractual restrictions under CPE Resources' debt instruments that may limit the ability of CPE Resources to make distributions. In addition, any distributions and payments of fees or costs will be based upon CPE Resources' financial performance. Any distributions of cash will be made on a pro-rata basis to all holders of units in CPE Resources, including us, RTEA and KMS in accordance with each holders' respective percentage interest.

        As a member of CPE Resources, we will incur income taxes on our allocated share of any net taxable income of CPE Resources. Our debt instruments allow CPE Resources to distribute cash pro rata to its members (including us and RTEA) in amounts sufficient for us to pay our tax liabilities payable to any governmental entity, and, in the ordinary course of business, our obligations under the Tax Receivable Agreement, if any. To the extent we need funds for any other purpose, and CPE Resources is unable to provide such funds because of limitations in its debt instruments, it could have a material adverse effect on our business, financial condition, results of operations or prospects.

Rio Tinto or its affiliates may have interests that differ from your interests as stockholders and they have specified consent rights in CPE Resources.

        As of the date of this prospectus, RTEA and KMS collectively own approximately 48.3% of the common membership units in CPE Resources. In general, so long as Rio Tinto owns, directly or indirectly, at least 30% of the common membership units of CPE Resources that were outstanding upon completion of our IPO (treating for purposes of this calculation shares of our common stock acquired in connection with an exercise of Rio Tinto's redemption rights and not disposed of by Rio Tinto as units), Rio Tinto's consent will be required prior for any of the following actions:

  •
  approval of any transaction that would result in a change of control of us, including CPE Resources, or a change in the manager of CPE Resources;

  •
  the merger, consolidation, dissolution or liquidation of CPE Resources or any merger, consolidation, dissolution or liquidation of any subsidiary of CPE Resources (with customary exceptions);

  •
  the direct or indirect sale, transfer, lease or other disposition of property or assets (including capital stock of any subsidiary) of CPE Resources and its subsidiaries outside of the ordinary course of business in excess of $500 million (subject to adjustment for inflation); provided, however, that Rio Tinto's consent will not be required for the creation, incurrence or assumption of (or foreclosure or other realization with respect to) any lien created, incurred or assumed in connection with indebtedness assumed, incurred or issued in connection with our IPO, our revolving credit facility and the other transactions contemplated by the LLC Agreement or the other IPO Structuring Agreements;

  •
  any fundamental change outside of the ordinary course of business in the nature (but not size or methods) of CPE Resources' coal business as in effect upon completion of our IPO, but only insofar as such fundamental change does not relate to the normal operation or activities of CPE Resources' coal business or any business or operation reasonably related or ancillary to CPE Resources' business;

  •
  the acquisition of any other business or asset that has a purchase price in excess of $500 million or that would result in the issuance of equity interests by us or CPE Resources in excess of $500 million (subject to adjustment for inflation);

  •
  the assumption, incurrence or issuance of indebtedness in excess of 125% of the indebtedness amounts included in CPE Resources' operating plan (subject to adjustment for inflation), other than indebtedness to fund ordinary course business operations or to fund any capital expenditures which do not require Rio Tinto's consent;

  •
  making or committing to make, in any calendar year period, capital expenditures outside the ordinary course of business; provided that the following capital expenditures (subject to adjustment for inflation) shall be deemed to be in the ordinary course of business (x) committed LBA payments included in CPE Resources' operating plan and (y) the aggregate amount of all other capital expenditures not in excess of 125% of the sum of (1) uncommitted LBA payments included in CPE Resources' operating plan, (2) non-LBA capital payments included in CPE Resources' operating plan and (3) the cumulative amount by which the actual capital expenditures in preceding years for capital expenditures other than committed LBA payments is less than the sum of total uncommitted LBA payments and non-LBA payments for the prior years; and

  •
  except as otherwise set forth in any other structuring-related agreement, settling claims as to which Rio Tinto would have liability.

        The consent of RTEA and KMS, as the non-managing members of CPE Resources, is required for any amendment to the LLC Agreement until the non-managing members own less than 10% of the common membership units of CPE Resources that were outstanding upon completion of our IPO. In addition, if Rio Tinto, directly or indirectly, owns any common membership units, we will generally be prohibited from causing CPE Resources to make tax elections or take positions on tax issues that we know or would reasonably be expected to know would harm Rio Tinto if such election or position had not been made or taken.

Any future redemption by RTEA, KMS or Cloud Peak Energy Inc. of common membership units in CPE Resources in exchange for shares of our common stock will significantly dilute your voting power.

        Pursuant to the terms of the LLC Agreement, RTEA and KMS have the right to have their common membership units acquired by means of redemption by CPE Resources in exchange for a cash payment equal to, on a per unit basis, the market price of one share of our common stock. If RTEA and/or KMS exercise their redemption right, Cloud Peak Energy Inc. is entitled to assume CPE Resources' rights and obligations to acquire common membership units from RTEA and KMS and elect to acquire such common membership units from RTEA or KMS in exchange for, at our determination, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of our common stock or a combination of both. We refer to this entitlement as the CPE Assumption Right. In addition, if the Rio Tinto members own in the aggregate less than 5% of the common membership units of CPE Resources that were outstanding as of the effective date of our IPO, CPE Resources will have the right to acquire by redemption all of the common membership units then held by the Rio Tinto members for a cash payment equal to, on a per unit basis, the market price of one share of our common stock. We maintain the same right to assume CPE Resources' rights and obligations to acquire the common membership units from the Rio Tinto members as described above. We refer to this entitlement as our "CPE Redemption Assumption Right."

        As of the date of this prospectus, RTEA and KMS own approximately 48.3% of the common membership units in CPE Resources. If RTEA and/or KMS exercise their redemption right with respect to a significant number of their common membership units and Cloud Peak Energy Inc. elects to exercise the CPE Assumption Right and issue common stock rather than cash, the voting power of our stockholders would be significantly diluted. For example, if RTEA and KMS exercise their right to require CPE Resources to acquire by redemption all of their common membership units in CPE Resources and Cloud Peak Energy Inc. uses the CPE Assumption Right to acquire their common membership units in exchange only for shares of our common stock, RTEA and KMS would own approximately 48.3% of all outstanding shares of our common stock as of September 30, 2010. Any such occurrence, whether it occurs through our CPE Redemption Assumption Right or the CPE Assumption Right as described above, could result in subsidiaries of Rio Tinto retaining significant influence over decisions that require the approval of our stockholders (such as the election of our directors) regardless of whether our other stockholders believe that such decisions are in our own best interests.

If we are determined to be an investment company, we would become subject to burdensome regulatory requirements and our business activities could be restricted.

        We do not believe that we are an "investment company" under the Investment Company Act of 1940, as amended. As managing member of CPE Resources, we control CPE Resources and believe our interest in CPE Resources is neither a "security" nor an "investment security," as those terms are defined in the Investment Company Act. If we were to stop participating in the management of CPE Resources, our interest in CPE Resources could be deemed an "investment security" for purposes of the Investment Company Act. Generally, a company is an "investment company" if it owns investment securities having a value exceeding 40% of the value of its total assets (excluding U.S. government securities and cash items). Our sole asset is our managing membership interest in CPE Resources. A determination that this interest is an investment security could result in our being considered an investment company under the Investment Company Act. As a result, we would become subject to registration and other burdensome requirements of the Investment Company Act. In addition, the requirements of the Investment Company Act could restrict our business activities, including our ability to issue securities.

        We and CPE Resources intend to conduct our operations so that we are not deemed an investment company under the Investment Company Act. However, if anything were to occur that would cause us to be deemed to be an investment company, we would become subject to restrictions imposed by the Investment Company Act. These restrictions, including limitations on our capital structure and our ability to enter into transactions with our affiliates, could make it impractical for us to continue our business as currently conducted and could have a material adverse effect on our financial performance and operations.

Risks Related to Ownership of Our Common Stock

Our common stock has only traded since November 20, 2009 and our stock price could be volatile and could decline for a variety of reasons, resulting in a substantial loss on your investment.

        Our common stock has only traded since November 20, 2009. The stock markets generally have experienced extreme volatility, often unrelated to the operating performance of the individual companies whose securities are traded publicly. Broad market fluctuations and general economic conditions may materially adversely affect the trading price of our common stock.

        Significant price fluctuations in our common stock could result from a variety of other factors, including, among other things, actual or anticipated fluctuations in our operating results or financial condition, new laws or regulations or new interpretations of existing laws or regulations applicable to our business, sales of our common stock by our shareholders and any other factors described in this "Risk Factors" section of this prospectus.

If securities analysts cease coverage about our company and our industry, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

        The trading market for our common stock depends in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade our stock or issue other negative commentary about our company or our industry. If one or more of these analysts cease coverage of our company, we could lose visibility in the market. The occurrence of one or more of these factors could cause the trading price for our stock to decline.

Future sales of our common stock or other securities convertible into our common stock could cause our stock price to decline.

        Sales of substantial amounts of our common stock in the public market, including by RTEA or KMS if they exercise their right to require CPE Resources to acquire by redemption their remaining common membership units in CPE Resources and we choose to issue shares of our common stock, or the perception that these sales may occur, could cause the market price of our common stock to decrease significantly.

        We may offer additional shares of our common stock to the public in order to satisfy a redemption request by RTEA or KMS with cash in connection with the CPE Assumption Right or for other corporate purposes. In addition, we have granted RTEA, KMS and their permitted transferees certain "piggyback" registration rights which will allow them to include their shares of our common stock in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders. In particular, during the first three years following our IPO, RTEA and KMS have priority over us and any other of our stockholders in any registration that is an underwritten offering. Any such filing or the perception that such a filing may occur could cause the prevailing market price of our common stock to decline and may impact our ability to sell equity to finance the operations of CPE Resources or make strategic acquisitions.

        A decline in the trading price of our common stock due to the occurrence of any future sales of stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities and may cause you to lose part or all of your investment in our shares of common stock.

Anti-takeover provisions in our charter documents and other aspects of our structure, including RTEA's and KMS's substantial holdings in CPE Resources and its rights to approve a change in control of CPE Resources or us or a change in the manager of CPE Resources, could discourage, delay or prevent a change in control of our company and may adversely affect the trading price of our common stock.

        Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws and other aspects of our structure, including RTEA's and KMS's substantial holdings in CPE Resources and its rights to approve a change in control of CPE Resources or us, or a change in the manager of CPE Resources may discourage, delay or prevent a change in our management or a change in control over us that stockholders may consider favorable. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

  •
  provide for a classified board of directors, which may delay the ability of our stockholders to change the membership of a majority of our board of directors;

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

  •
  do not provide for cumulative voting;

  •
  provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

  •
  limit the calling of special meetings of stockholders;

  •
  provide that stockholders may not act by written consent;

  •
  provide that our directors may be removed only for cause;

  •
  require supermajority voting to effect certain amendments to our certificate of incorporation and our bylaws; and

  •
  require stockholders to provide advance notice of new business proposals and director nominations under specific procedures.

        In addition, the LLC Agreement requires that we conduct all our business operations through CPE Resources.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would" or similar words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include, but are not limited to, information in this prospectus and the information incorporated by reference in this prospectus regarding general domestic and global economic conditions, our reserves, the LBA acquisition process, our business and growth strategy, our costs, expectations for pricing conditions and demand in the U.S. and foreign coal industries and in the PRB, the amount of cash or other collateral needed to secure our surety bond arrangements and market data related to the domestic and foreign coal industry. In particular, there are forward-looking statements in this prospectus under the headings "Risk Factors" and "Unaudited Pro Forma Condensed Consolidated Financial Information," and in the various sections of the 2009 Form 10-K and the 2010 3Q Form 10-Q, which are incorporated by reference in this prospectus. There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under "Risk Factors," as well as any cautionary language in this prospectus and the information incorporated by reference in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus and the information incorporated by reference in this prospectus could have a material adverse effect on our business, results of operation and financial position. Any forward-looking statement made by us in this prospectus and the information incorporated by reference in this prospectus speak only as of the date on which we make it. Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

        The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

  •
  future economic conditions, including impacts of efforts to recover from an economic downturn;

  •
  the contract prices we receive for coal and our customers' ability to honor contract terms;

  •
  market demand for domestic and foreign coal, electricity and steel;

  •
  safety and environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, gaseous emissions or ash handling as well as related costs and liabilities;

  •
  future legislation, changes in regulations or governmental policies or changes in interpretations thereof, and third-party regulatory legal challenges, including with respect to carbon emissions, safety standards and regulatory processes and approvals required to lease and obtain permits for coal mining operations;

  •
  our ability to produce coal at existing and planned volumes and costs;

  •
  the availability and cost of coal reserve acquisitions and surface rights and our ability to successfully acquire new coal reserves and surface rights at attractive prices and in a timely manner;

  •
  the impact of any offerings pursuant to this prospectus, including resulting tax implications and changes to our valuation allowance on our deferred tax assets;

  •
  our assumptions regarding payments arising under the Tax Receivable Agreement and other IPO Structuring Agreements;

  •
  our plans and objectives for future operations and the development of additional coal reserves or acquisition opportunities;

  •
  our relationships with, and other conditions affecting, our customers, including economic conditions and the credit performance and credit risks associated with our customers;

  •
  timing of reductions or increases in customer coal inventories;

  •
  risks inherent to surface coal mining;

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  weather conditions or catastrophic weather-related damage;

  •
  changes in energy policy;

  •
  competition;

  •
  the availability and cost of competing energy resources, including changes in the price of crude oil and natural gas generally, as well as subsidies to encourage use of alternative energy sources;

  •
  railroad and other transportation performance and costs;

  •
  disruptions in delivery or changes in pricing from third-party vendors of raw materials and other consumables that are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel and rubber;

  •
  our assumptions concerning coal reserve estimates;

  •
  the terms of CPE Resources' indebtedness;

  •
  changes in costs that we incur as a stand-alone public company as compared to our expectations;

  •
  inaccurately estimating the costs or timing of our reclamation and mine closure obligations;

  •
  liquidity constraints, including those resulting from the cost or unavailability of financing due to credit market conditions;

  •
  our liquidity, results of operations and financial condition, including amounts of working capital that are available; and

  •
  other factors, including those discussed in "Risk Factors" in this prospectus.

        Our forward-looking statements also include estimates of the total amount of payments, including annual payments, under the Tax Receivable Agreement. These estimates are based on assumptions that are subject to change due to various factors, including, among other factors, changes in our operating plan or performance, the acquisition of new LBAs and the prices of those new LBAs, tax law changes, and/or the timing and amounts paid when RTEA and/or KMS redeem their common membership units in us. See "Risk Factors—Risks Related to Our Corporate Structure and the IPO Structuring Transactions—We are required to pay RTEA for most of the tax benefits we may claim as a result of the tax basis step-up we received in connection with our IPO and related IPO structuring transactions. In certain cases, payments to RTEA may be accelerated or exceed our actual cash tax savings. These provisions may deter a change in control of our company" in this prospectus.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of these shares of our common stock. The selling shareholders will receive all of the net proceeds from the sales of common stock offered by them pursuant to this prospectus. We and the selling shareholders will bear the costs associated with this registration in accordance with the Registration Rights Agreement. The selling shareholders will bear any underwriting commissions and discounts attributable to the sale of our common stock by the selling shareholders. For a description of the Registration Rights Agreement, see the information set forth under the caption "Corporate Governance—Certain Relationships and Related Transactions" in the 2010 Proxy Statement, which is incorporated by reference in this prospectus.

DIVIDEND POLICY

        We have not and we do not anticipate that we will pay cash dividends on our common stock in the near term. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition; results of operations; general business conditions; contractual restrictions, including those under our debt instruments and the LLC Agreement; capital requirements; business prospects; restrictions on the payment of dividends under Delaware Law; and any other factors our Board of Directors deems relevant.

REDEMPTION OF COMMON MEMBERSHIP UNITS

        The shares of common stock covered by this prospectus are issuable to RTEA and KMS, the selling shareholders, upon exchange on a one-for-one basis of common membership units of CPE Resources, the operating company for our business and of which we are the sole managing member. Pursuant to the LLC Agreement, RTEA and KMS have the right to cause CPE Resources to acquire by redemption all or any portion of their common membership units in CPE Resources in exchange for a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE Resources), and, following the delivery by the selling shareholders to CPE Resources of a redemption notice pursuant to the LLC Agreement, Cloud Peak Energy Inc. is entitled to assume CPE Resources' rights and obligations to acquire such common membership units in exchange for cash at the same market price formula or, at Cloud Peak Energy Inc.'s election, shares of our common stock on a one-for-one basis, or a combination of shares of our common stock and cash. We refer to this entitlement as the CPE Assumption Right.

        As of the date of this prospectus, we own approximately 51.7% and RTEA and KMS own 48.3% of the common membership units in CPE Resources. These common membership units held by RTEA and KMS are subject to redemption pursuant to the LLC Agreement. For a description of the LLC Agreement, see the information set forth under the caption "Corporate Governance—Certain Relationships and Related Transactions" in the 2010 Proxy Statement, which is incorporated by reference in this prospectus.

PRICE RANGE OF OUR COMMON STOCK

        Our common stock, $0.01 par value, has traded on the NYSE under the symbol "CLD" since November 20, 2009. Prior to November 20, 2009, there was no public market for our common stock.

The following table sets forth the high and low closing sales prices of our common stock, as reported by the NYSE, for each of the periods listed.

	High	Low
Fiscal 2009
(commencing November 20, 2009)	15.04	12.69
Fiscal 2010
First Quarter 2010	16.84	13.51
Second Quarter 2010	17.15	13.26
Third Quarter 2010	18.37	13.20
October 1, 2010-November 18, 2010	21.93	17.05

        The last reported sale price of our common stock on the NYSE on November 18, 2010 was $20.87 per share. As of the close of business on November 17, 2010, we have 1,463 holders of record of our common stock.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2010.

        This table should be read in conjunction with "Use of Proceeds," and "Unaudited Pro Forma Condensed Consolidated Financial Information" in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto contained in the 2009 Form 10-K and in the 2010 3Q Form 10-Q, which are incorporated by reference in this prospectus.

	Historical	Adjustments	Pro Forma
	(dollars in thousands, except per share amounts)
Cash and cash equivalents(1)	$287,713	$—	$287,713
Revolving credit facility(2)	—	—	—
Senior notes due 2017 and 2019	595,592	—	595,592
Federal coal lease obligations (including current portion)	121,781	—	121,781

Total long-term debt (including current portion)(3)	717,373	—	717,373
Equity:
Common stock ($0.01 par value; 200,000,000 shares authorized; 31,482,594 shares issued and outstanding on a historical basis; 60,882,594 shares issued and outstanding on a pro forma basis)	315	294	609
Additional paid-in capital	258,875	264,162	523,037
Retained earnings (accumulated deficit)	29,420	66,910	96,330
Accumulated other comprehensive income (loss)	(6,591)	(6,159)	(12,750)

Shareholders' equity attributable to controlling interest	282,019	325,207	607,226
Noncontrolling interest	258,297	(258,297)	—

Total equity	540,316	66,910	607,226

Total capitalization	$1,545,402	$66,910	$1,612,312

(1)
$18.1 million of cash and cash equivalents included in our historical consolidated balance sheet as of September 30, 2010, represents our 50% proportionate share of cash held by Decker Coal Company ("Decker") and is not available for general corporate purposes.

(2)
We currently use $10.5 million of the capacity under our revolving credit facility to issue letters of credit. We may use additional capacity to secure our reclamation obligations going forward.

(3)
Total long-term debt includes current portion of long-term debt. For additional information on our long-term debt, see "Note 9. Long-Term Debt" of "Notes to Consolidated Financial Statements" contained in the 2009 Form 10-K, which is incorporated by reference in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated information sets forth our unaudited pro forma and historical consolidated statements of operations for the year ended December 31, 2009 and for the nine months ended September 30, 2010 and the unaudited pro forma and historical consolidated balance sheets at September 30, 2010. Such information for 2009 is based in part on the audited and unaudited consolidated financial statements of RTEA, our predecessor for accounting purposes, contained in the 2009 Form 10-K, which is incorporated by reference in this prospectus. RTEA's consolidated financial statements were prepared on a carve-out basis from our previous ultimate parent company, Rio Tinto plc. Such carve-out information is not intended to be a complete presentation of the financial position or results of operations of our company had we operated as a stand-alone public company for the entire year ended December 31, 2009. RTEA is considered to be our predecessor for accounting purposes and its consolidated financial statements are our historical consolidated financial statements for periods prior to our IPO. Cloud Peak Energy Inc. is a holding company that manages its consolidated subsidiary CPE Resources, but has no business operations or material assets other than its ownership interest as of September 30, 2010 of approximately 51.7% of the common membership units in CPE Resources.

        The unaudited pro forma condensed consolidated balance sheet at September 30, 2010, and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009, give effect to the issuance of the 29,400,000 shares of common stock covered by this prospectus as if it had occurred on September 30, 2010 for the unaudited pro forma condensed consolidated balance sheet and on January 1, 2009 for the unaudited pro forma condensed consolidated statements of operations. An increase in the estimated per share price would increase our tax basis in the acquired assets. On a pro forma basis, we estimate that a $1.00 per share increase from the assumed $20.87 per share price would increase total deferred income taxes, total tax agreement liability, and total equity by approximately $14 million, $6 million, and $8 million, respectively. A $1.00 per share decrease from the assumed $20.87 per share price would have a similar inverse impact on the same items.

        The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. Presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto contained in the 2009 Form 10-K and in the 2010 3Q Form 10-Q, which are incorporated by reference in this prospectus. The unaudited pro forma condensed consolidated financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had this offering been completed on the dates indicated and should not be taken as representative of our future consolidated results of operations or financial position.

        The estimates and assumptions used in preparation of the pro forma financial information may be materially different from our actual experience in connection with any specific sale by the selling shareholders. For additional information on the pro forma adjustments, see "Note 2. Pro Forma Adjustments" of the "Notes to Unaudited Pro Forma Condensed Consolidated Financial Information" in this prospectus.

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2010

(dollars in thousands, except per share amounts)

	Historical	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$287,713	$—		$287,713
Restricted cash	218,397	—		218,397
Accounts receivable, net	87,542	—		87,542
Due from related parties	2,898	—		2,898
Inventories	66,705	—		66,705
Deferred income taxes	1,738	1,057	(a)	2,795
Other assets	15,096	—		15,096

Total current assets	680,089	1,057		681,146
Non-current assets
Property, plant and equipment, net	965,130	—		965,130
Intangible assets, net	—	—		—
Goodwill	35,634	—		35,634
Deferred income taxes	73,433	159,002	(a)	232,435
Other assets	38,858	—		38,858

Total assets	$1,793,144	$160,059		$1,953,203

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$51,670	—		$51,670
Royalties and production taxes	134,302	—		134,302
Accrued expenses	66,014	—		66,014
Current portion of tax agreement liability	1,685	—		1,685
Current portion of federal coal lease obligations	54,394	—		54,394
Other liabilities	4,543	—		4,543

Total current liabilities	312,608	—		312,608
Non-current liabilities
Tax agreement liability, net of current portion	66,555	93,149	(b)	159,704
Senior notes	595,592	—		595,592
Federal coal lease obligations, net of current portion	67,387	—		67,387
Asset retirement obligations, net of current portion	181,437	—		181,437
Other liabilities	29,249	—		29,249

Total liabilities	1,252,828	93,149		1,345,977

Equity
Common stock ($0.01 par value; 200,000,000 shares authorized; 31,482,594 shares issued and outstanding on a historical basis; 60,882,594 shares issued and outstanding on a pro forma basis)	315	294		609
Additional paid-in capital	258,875	264,162	(c)	523,037
Retained earnings	29,420	160,059	(a)	96,330
		(93,149	)(b)
Accumulated other comprehensive loss	(6,591)	(6,159	)(c)	(12,750)

Total Cloud Peak Energy Inc. shareholders' equity	282,019	325,207		607,226
Noncontrolling interest	258,297	(258,297	)(c)	—

Total equity	540,316	66,910	(d)	607,226

Total liabilities and equity	$1,793,144	$160,059		$1,953,203

The accompanying notes are an integral part of these consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2010

(dollars in thousands, except per share amounts)

	Historical	Adjustments		Pro Forma
Revenues	$1,024,960	$—		$1,024,960
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	719,007	—		719,007
Depreciation and depletion	75,212	—		75,212
Amortization	3,197	—		3,197
Accretion	9,903	—		9,903
Selling, general and administrative expenses	47,159	—		47,159

Total costs and expenses	854,478	—		854,478

Operating income	170,482	—		170,482

Other income (expense)
Interest income	411	—		411
Interest expense	(36,186)	—		(36,186)
Tax agreement expense	(19,669)	—		(19,669)
Other, net	123	—		123

Total other expense	(55,321)	—		(55,321)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	115,161	—		115,161
Income tax provision	(30,212)	(16,921	)(e)	(47,133)
Earnings from unconsolidated affiliates, net of tax	2,499	(534	)(e)	1,965

Income from continuing operations	87,448	(17,455)		69,993
Income from discontinued operations, net of tax	—	—		—

Net income	87,448	(17,455)		69,993
Less: Net income attributable to noncontrolling interest	66,592	(66,592	)(f)	—

Net income attributable to controlling interest	$20,856	$49,137		$69,993

Amounts attributable to controlling interest common shareholders:
Income from continuing operations	$20,856	$49,137		$69,993
Income from discontinued operations	—	—		—

Net income	$20,856	$49,137		$69,993

Earnings per common share attributable to controlling interest:
Basic
Income from continuing operations	$0.68			$1.17	(g)
Income from discontinued operations	—			—	(g)

Net income	$0.68			$1.17

Weighted-average shares outstanding—basic	30,600,000			60,000,000	(f)

Diluted
Income from continuing operations	$0.68			$1.16	(g)
Income from discontinued operations	—			—	(g)

Net income	$0.68			$1.16

Weighted-average shares outstanding—diluted	30,600,000			60,168,263	(f)

The accompanying notes are an integral part of these consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2009

(dollars in thousands, except per share amounts)

	Historical	Adjustments		Pro Forma
Revenues	$1,398,200	$—		$1,398,200
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	933,489	—		933,489
Depreciation and depletion	97,869	—		97,869
Amortization	28,719	—		28,719
Accretion	12,587	—		12,587
Selling, general and administrative expenses	69,835	—		69,835
Asset impairment charges	698	—		698

Total costs and expenses	1,143,197	—		1,143,197

Operating income	255,003	—		255,003

Other income (expense)
Interest income	320	—		320
Interest expense	(5,992)	—		(5,992)
Other, net	9	—		9

Total other expense	(5,663)	—		(5,663)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	249,340	—		249,340
Income tax provision	(68,249)	(11,029	)(e)	(79,278)
Earnings from unconsolidated affiliates, net of tax	1,381	6	(e)	1,387

Income from continuing operations	182,472	(11,023)		171,449
Income (loss) from discontinued operations, net of tax	211,078	—		211,078

Net income	393,550	(11,023)		382,527
Less: Net income attributable to noncontrolling interest	11,849	(11,849	)(f)	—

Net income attributable to controlling interest	$381,701	826		$382,527

Amounts attributable to controlling interest common shareholders:
Income from continuing operations	170,623	826		171,449
Income from discontinued operations	211,078	—		211,078

Net income	$381,701	$826		$382,527

Earnings (loss) per common share attributable to controlling interest:
Basic
Income from continuing operations	$3.01			$2.86	(g)
Income from discontinued operations	3.73			3.52	(g)

Net income	$6.74			$6.38

Weighted-average shares outstanding—basic	56,616,986			60,000,000	(f)

Diluted
Income from continuing operations	$2.97			$2.86	(g)
Income from discontinued operations	3.52			3.52	(g)

Net income	$6.49			$6.38

Weighted-average shares outstanding—diluted	60,000,000			60,000,000	(f)

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Basis of Presentation

        The unaudited pro forma condensed consolidated financial information is based on our historical consolidated financial statements contained in the 2009 Form 10-K and in the 2010 3Q Form 10-Q, which are incorporated by reference in this prospectus. The pro forma condensed consolidated statement of operations presents financial information through income (loss) from continuing operations. The income (loss) from discontinued operations related to the Colowyo mine, the Jacobs Ranch mine and the uranium mining venture are not reflected in continuing operations and no pro forma adjustment is necessary in the pro forma condensed consolidated statement of operations.

Pro Forma Adjustments

        When we refer to our pro forma financial information we are giving effect to:

  •
  the issuance of the 29,400,000 shares of common stock covered by this prospectus to RTEA and KMS pursuant to the terms and conditions of the LLC Agreement,

  •
  an estimated public offering price of $20.87 per share, the five-day average closing price of our common stock on the NYSE from November 9, 2010 through November 15, 2010,

  •
  the increase in Cloud Peak Energy Inc.'s ownership in CPE Resources from 51.7% to 100%, and

  •
  changes in our estimated undiscounted future liability under the Tax Receivable Agreement, resulting changes in our deferred tax asset balances and estimate of future realizability, and re-calculation of our estimated effective income tax rate.

        For purposes of illustration only, when we refer to our pro forma financial information, we are assuming that (1) the selling shareholders exercise their redemption right with respect to all of their common membership units, (2) Cloud Peak Energy Inc. exercises the CPE Assumption Right with respect to all of the selling shareholders' common membership units in exchange for common stock, and (3) the selling shareholders sell all of their shares at $20.87 per share (the five-day average closing price of our common stock on the NYSE from November 9, 2010 through November 15, 2010).

        The estimates and assumptions used in preparation of the pro forma financial information may be materially different from our actual experience in connection with any specific sale by the selling shareholders. The selling shareholders may exchange all, some or none of their common membership units (subject to the CPE Assumption Right), and may offer and sell or otherwise dispose of all, some or none of the shares of common stock covered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will file a prospectus supplement with respect to any specific sale by the selling shareholders.

        The pro forma amounts represent the pro forma adjustments made to give effect to the items described above:

  (a)
  Reflects the effects on our deferred income tax accounts that result from Cloud Peak Energy Inc.'s acquisition of additional common membership units of CPE Resources as a result of the transactions that are assumed to occur for purposes of this pro forma financial information. At the time of this acquisition, CPE Resources will have in effect an election under Section 754 of the Internal Revenue Code, which will result in an increase in the tax basis of Cloud Peak Energy Inc.'s share of the net assets of CPE Resources. This increase in tax basis will result in additional income tax deductions over the remaining lives of the affected assets, which consist primarily of property, plant and equipment used in our mining operations. Based on currently enacted tax rates, these deductions and tax attributes, to the extent that they reduce future taxable income, would result in a decrease in our future income

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

    tax payments. The increased tax basis results in a gross deferred tax asset of $190.2 million, calculated as the combined federal and state statutory rate of 36% multiplied by the amount by which our tax basis in these assets exceed the related financial reporting carrying amounts. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010, thus reflects adjustments to record an additional $160.1 million in net deferred tax assets related to the excess of the tax basis of Cloud Peak Energy Inc.'s interest in CPE Resources over its interest in the related carrying amounts of CPE Resources' net assets as reported in the historical consolidated balance sheet as of September 30, 2010. The future realization of the deferred income tax assets that result from the increased tax basis of our interest in CPE Resources' net assets depends on the existence of sufficient future taxable income. Based on our consideration of CPE Resources' historical operations, current forecasts of taxable income over the remaining lives of our mines, the availability of tax planning strategies, and other factors, we determined that $160.1 million of the potential tax benefits resulting from the increased tax basis of Cloud Peak Energy Inc.'s interest in CPE Resources are more likely than not to be realized at the statutory federal and state income tax rates. Accordingly, the unaudited pro forma condensed consolidated balance sheet as of September 30, 2010, reflects a $30.1 million adjustment to record an additional valuation allowance to reduce the deferred income tax assets to the net amount that we determined is more likely than not to be realized. For U.S. GAAP purposes, the deferred income tax assets and related valuation allowance that will be recognized as a result of our increased tax basis in CPE Resources' net assets are attributable to transactions between the owners of CPE Resources. The tax effects of such equity transactions are required by U.S. GAAP to be recorded in equity. Accordingly, the unaudited pro forma condensed consolidated balance sheet as of September 30, 2010, reflects a $66.9 million increase in shareholders' equity (see note (1)(d) below) to reflect the net effects of the pro forma adjustments to deferred income taxes described above.

  (b)
  As part of the IPO structuring transactions in 2009, Cloud Peak Energy Inc. entered into the Tax Receivable Agreement with RTEA, pursuant to which Cloud Peak Energy Inc. will pay to RTEA approximately 85% of its cash savings in income taxes that it realizes as a result of the increase in the tax basis of its initial and additional interest under this transaction in CPE Resources. Additional cash tax savings arises from future tax deductions that will result from a further step-up in our tax basis based on the value paid for RTEA's units under the transactions that are assumed to occur for purposes of this pro forma financial information, including tax benefits attributable to payments made under the Tax Receivable Agreement. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010, reflects adjustments to recognize additional current and noncurrent liabilities totaling $93.1 million, with a corresponding charge to shareholders' equity (see note (1)(d) below), based on our estimate, using assumptions consistent with those used in determining the amount of the deferred tax asset valuation allowance, of the undiscounted amounts that we expect to pay to RTEA under this agreement. We estimate that annual payments to RTEA under the agreement will range from approximately $1 million to $21 million per year based on our operating plan which takes into account only our existing LBAs. Payments would be greater if we generate income significantly in excess of the amounts used in our operating plan, for example, because we acquire additional LBAs beyond our existing LBAs, and as a result we realize the full tax benefit of such increased tax basis (or an increased portion thereof). Our obligation may also increase if there are changes in law, including the increase of current corporate income tax rates. These estimates are based on assumptions related to our business that could change and the actual estimated payments could differ materially from these estimates.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

  (c)
  Reflects the effects of Cloud Peak Energy Inc.'s issuance of approximately 29,400,000 shares of Cloud Peak Energy Inc. common stock to RTEA and KMS, and Cloud Peak Energy Inc.'s acquisition of a corresponding number of common membership units from RTEA and KMS in accordance with provisions of the LLC Agreement that require a one-to-one ratio of common shares to common membership units held by Cloud Peak Energy Inc. This acquisition of common membership units will increase Cloud Peak Energy Inc.'s managing member interest in CPE Resources to 100% and will reduce RTEA's and KMS's noncontrolling interest in CPE Resources to 0%. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2010 includes an adjustment to increase additional paid-in capital by $264.2 million and decrease the noncontrolling interest in shareholders' equity by $258.3 million to reflect these changes in ownership. Further, $6.2 million of our accumulated other comprehensive loss was also reclassified to additional paid-in capital.

  (d)
  The pro forma adjustments for the transactions described above that are assumed to occur for purposes of this pro forma financial information reflect a series of transactions involving Cloud Peak Energy Inc., RTEA and CPE Resources. The aggregate effect of these adjustments is a $66.9 million net increase in shareholders' equity, as follows:

	Note
Adjustments to the deferred income taxes	(a)	$160,059
Recognition of additional Tax Receivable Agreement liability	(b)	(93,149)

Net increase in pro forma consolidated shareholders' equity		$66,910

  (e)
  Reflects the effects on our income tax provision of the pro forma adjustments to income from continuing operations attributable to the elimination of RTEA's noncontrolling interest discussed in note (1)(g) below. The calculated amount reflects a combined federal and state statutory income tax rate of 36% and applies only to Cloud Peak Energy Inc.'s new ownership interest in CPE Resources. The calculation of such additional income tax expense includes the effects of permanent differences between financial reporting income and taxable income that are reflected in our historical consolidated statements of operations and adjustments to those permanent differences that are directly attributable to the exchange at $20.87 per common membership unit (the assumed offering price).

  (f)
  Reflects the effect of the elimination of RTEA's and KMS's ownership interest in CPE Resources as a result of an assumed offering of all of the shares covered by this registration statement.

  (g)
  Pro forma income from continuing operations per share for the year ended December 31, 2009, and the nine months ended September 30, 2010, reflects 29,400,000 weighted average shares that will be issued in an assumed offering of all of the shares covered by this registration statement. In applying the effects of the transactions that are assumed to occur for purposes of this pro forma financial information, we have increased the numerator to include CPE Resources income attributable to the noncontrolling interest and decreased the numerator to reflect the additional income tax expense that results from the attribution of additional CPE Resources income to Cloud Peak Energy Inc.'s controlling interest in CPE Resources.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

      The following table presents the calculation of pro forma basic and diluted income from continuing operations per share.

	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
	(dollars in thousands, except per share amounts)
Numerator for basic income from continuing operations per share—pro forma income from continuing operations	$171,449	$69,993
Numerator for diluted income from continuing operations per share	$171,449	$69,993

Denominator for basic income from continuing operations per share—common shares issued in the offering	60,000,000	60,000,000
Dilutive potential common shares:
Weighted average dilutive potential shares—non-vested share awards	—	168,263
Denominator for diluted income from continuing operations per share	60,000,000	60,168,263

Pro forma basic income from continuing operations per share	$2.86	$1.17
Pro forma diluted income from continuing operations per share	$2.86	$1.16

PRINCIPAL AND SELLING SHAREHOLDERS

Selling Shareholders

        CPE Resources was formed as a wholly-owned subsidiary of RTEA on August 19, 2008. In order to separate certain businesses from RTEA, in December 2008, RTEA contributed RTA's western U.S. coal business to CPE Resources (other than the Colowyo mine). Cloud Peak Energy Inc. was formed on July 31, 2008 for the purpose of acquiring from RTEA approximately 51% of the common membership units in CPE Resources, which it did on November 19, 2009. As a result of these transactions, Cloud Peak Energy Inc. became the sole managing member of CPE Resources with a controlling interest in CPE Resources and its subsidiaries. Cloud Peak Energy Inc.'s IPO was completed on November 25, 2009.

        The selling shareholders are RTEA and its affiliate, KMS. Pursuant to the LLC Agreement, RTEA and KMS have the right to require CPE Resources to acquire by redemption each common membership unit in CPE Resources owned by them in exchange for a cash payment equal to, on a per unit basis, the market price of one share of our common stock. When RTEA and KMS deliver to us a redemption notice pursuant to the LLC Agreement, Cloud Peak Energy Inc. is entitled to assume CPE Resources' rights and obligations to acquire such common membership units in exchange for, at Cloud Peak Energy Inc.'s election, shares of our common stock on a one-for-one basis; or a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE Resources); or a combination of shares of our common stock and cash. We refer to this entitlement as the CPE Assumption Right.

        As of the date of this prospectus, Cloud Peak Energy Inc. holds approximately 51.7% of the common membership units in CPE Resources and RTEA and KMS hold approximately 48.3% of the common membership units.

        As required by the Registration Rights Agreement, we have registered the 29,400,000 shares of our common stock covered by this prospectus to permit the selling shareholders and their pledgees, donees, transferees or other successors-in-interest that receive shares of common stock in exchange for their common membership units to offer and sell or otherwise dispose of the shares in the manner contemplated under "Plan of Distribution" in this prospectus. This represents all of the shares of our common stock that may be issued for RTEA and KMS in connection with a redemption of their common membership units.

        The selling shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling shareholders may exchange all, some or none of their common membership units (subject to the CPE Assumption Right), and may offer and sell or otherwise dispose of all, some or none of the shares of common stock covered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will file a prospectus supplement with respect to any specific sale by the selling shareholders.

        The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of common stock. We and the selling shareholders will bear the costs associated with this registration statement in accordance with the terms of the Registration Rights Agreement, which provides that the selling shareholders will bear 75% and we will bear 25% of all reasonable, out-of-pocket fees and expenses incident to the registration of the securities covered by this prospectus. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

        For a description of the material relationships between us and the selling shareholders, see the information set forth under the captions "Corporate Governance—Certain Relationships and Related

Transactions" and "—Independence of Directors" in the 2010 Proxy Statement, which is incorporated by reference in this prospectus.

Principal Shareholders

        The following table sets forth information with respect to the number of shares of common stock beneficially owned by each person known by Cloud Peak Energy Inc. to beneficially own more than 5% of the outstanding shares of our common stock. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of the dates noted below. As of September 30, 2010, there were 31,482,594 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
Rio Tinto plc and its affiliates(1)	29,400,000	48.30%
2 Eastbourne Terrace
London, W2 6LG United Kingdom
FMR LLC(2)	2,946,460	9.36%
82 Devonshire Street
Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(3)	3,456,700	10.98%
100 E. Pratt Street,
Baltimore, Maryland 21202
Ameriprise Financial, Inc.(4)	2,694,409	8.56%
145 Ameriprise Financial Center
Minneapolis, Minnesota 55474

(1)
Includes Rio Tinto plc, Rio Tinto European Holdings Limited, Rio Tinto America Holdings Inc., RTA, RTEA and KMS. This information is based on a Schedule 13G filed on February 5, 2010 and assumes the issuance of 29,400,000 shares of common stock which may be issued by Cloud Peak Energy upon the redemption of all of the common membership units of Cloud Peak Energy Resources LLC held by Rio Tinto Energy America Inc. and Kennecott Management Services Company. Rio Tinto plc and its subsidiaries expressly disclaims any beneficial ownership of these shares.

(2)
This information is based on a Schedule 13G/A filed with the SEC on August 10, 2010 by FMR LLC, in which it reported sole voting power as to 12,060 shares as of August 9, 2010, and sole dispositive power as to 2,946,460 shares as of August 9, 2010.

(3)
This information is based on a Schedule 13G/A filed with the SEC on April 9, 2010 by T. Rowe Price Associates, Inc., in which it reported sole voting power as to 608,500 shares as of March 31, 2010, and sole dispositive power as to 3,456,700 shares as of March 31, 2010. T. Rowe Price Associates, Inc. expressly disclaims any beneficial ownership of these shares.

(4)
This information is based on a Schedule 13G filed with the SEC on February 10, 2010 by Ameriprise Financial, Inc., in which it reported sole voting power as to 431,192 shares as of December 31, 2009, and sole dispositive power over 2,694,409 shares as of December 31, 2009. Ameriprise Financial, Inc. expressly disclaims any beneficial ownership of these shares.

        The following table sets forth information with respect to the number of shares of our common stock beneficially owned by (1) our "named executive officers," (2) our current directors and (3) all our current directors and executive officers as a group. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of September 30, 2010.

Name and Address(1) of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
Colin Marshall	195,200		*
Michael Barrett	56,450		*
Gary Rivenes	57,250		*
James Orchard	30,200		*
A. Nick Taylor	31,700		*
Keith Bailey	19,713		*
Preston Chiaro	—		*
William Fox III	8,687		*
C. Kevin McArthur	27,374		*
Steven Nance	7,374		*
William Owens	7,874		*
Chris Tong	10,687		*
All Current Executive Officers and Directors as a Group (16 persons)	506,486	1.61%

*
Less than 1%.

(1)
Address for beneficial owners shown in the table is: c/o Cloud Peak Energy, 505 S. Gillette Ave., Gillette, Wyoming 82716.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 200,000,000 shares of our common stock, $0.01 par value and 20,000,000 shares of our preferred stock, $0.01 par value. As of September 30, 2010, there were 31,482,594 shares of common stock outstanding.

        The following description does not purport to be complete and is subject to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws. The descriptions are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws and to applicable law.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Our shareholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably only those dividends that the board of directors may from time to time declare, and we may pay, on our outstanding shares in the manner and upon the terms and conditions provided by law. See "Dividend Policy" in this prospectus. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then-outstanding preferred stock. Holders of our common stock have no preemptive or other subscription or conversion rights. There is no redemption or sinking fund provisions applicable to our common stock. Our amended and restated certificate of incorporation requires us at all times to reserve and keep available out of our authorized but unissued shares of common stock the number of shares that are issuable upon the redemption of all outstanding CPE Resources common membership units.

Preferred Stock

        Our board of directors have the authority, without further action by the shareholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation.

Registration Rights

        See "Shares Eligible for Future Sale—Registration Rights" in this prospectus.

Options

        See "Shares Eligible for Future Sale—Employee Benefit Plans" in this prospectus.

Board of Directors

        Our board of directors is currently composed of eight members. Under our amended and restated certificate of incorporation, we are not able to have less than three nor more than 15 board members. Our amended and restated certificate of incorporation authorizes our board to fix the number of its members. A vacancy or a newly created board position will be filled by our board of directors. A nominee for director will be elected, as a general matter, if the votes cast for the nominee's election exceed the votes cast against the nominee's election. In the event of a director nomination by a shareholder in accordance with our amended and restated bylaws, directors will be elected by a plurality of the votes cast. Under our board's policy, and absent a shareholder nomination, a director who fails to receive the required number of votes for re-election will be expected to tender his resignation for board consideration and any board nominee, or any board appointee filling a director vacancy or newly created directorship, is required to agree, prior to nomination, to tender his resignation for board consideration in the event of his failing to receive the requisite number of votes for re-election. Our amended and restated certificate of incorporation further provides that any director who is also an officer will cease to be qualified to be a director upon termination of employment by us for any reason, as of the date of the termination, and will cease to be a director.

Corporate Opportunities

        Except as we have otherwise agreed to under the Master Separation Agreement with respect to corporate opportunities until November 25, 2010, RTEA or any of the officers, directors, employees, advisory board members, agents, stockholders, members, partners, affiliates or subsidiaries (the "RTEA Member") shall not: (i) have the duty (fiduciary or otherwise) or obligation to refrain from (a) engaging in the same or similar lines of business as us or CPE Resources, (b) doing business with our or CPE Resources' customers or vendors, or (c) entering into or performing agreements with us or CPE Resources, or modifying or supplementing existing agreements; or (ii) be liable to us or any of our stockholders for breach of any fiduciary duty or other duty by reason of the fact that the RTEA Member engaged in any such activity or entered into such transactions, including corporate opportunities whether or not the opportunity has been offered to us. We specifically renounce any interest or expectancy in such activities or transactions.

        In addition, if any RTEA Member acquires knowledge of a potential matter or transaction which may be a corporate opportunity or otherwise utilizes any corporate opportunity, we and CPE Resources renounce any interest or expectancy in such corporate opportunity so that the RTEA Member has the right to hold and utilize the corporate opportunity for its own account or to direct, sell, assign or transfer the corporate opportunity to any person without the obligation to communicate or offer it to us or CPE Resources. The RTEA Member will not be liable to us or any of our stockholders for breach of any fiduciary or other duty by reason of the fact that the RTEA Member acquires or utilizes the corporate opportunity, directs the corporate opportunity to another person or fails to communicate the business opportunity to us, unless, in the case of any RTEA Member who is a director or officer of us, the business opportunity is expressly offered in writing to the director or officer solely in his or her capacity as a director or officer of our company.

Special Approval Rights for Certain Matters

        In general, so long as Rio Tinto owns, directly or indirectly, at least 30% of common membership units of CPE Resources that are outstanding (treating for purposes of this calculation shares acquired upon exercise of the redemption rights and not disposed of by Rio Tinto as units), Rio Tinto's consent will be required prior to Cloud Peak Energy and/or CPE Resources taking certain actions, including any of the following actions:

  •
  approval of any transaction that would result in a change of control of CPE Resources or Cloud Peak Energy Inc. or a change in the manager of CPE Resources;

  •
  the merger, consolidation, dissolution or liquidation of CPE Resources or any merger, consolidation, dissolution or liquidation of any subsidiary of CPE Resources (with customary exceptions);

  •
  the direct or indirect sale, transfer, lease or other disposition of property or assets outside of the ordinary course of business in excess of $500 million (including capital stock of any subsidiary) of CPE Resources and its subsidiaries (subject to adjustment for inflation); provided, however, that Rio Tinto's consent will not be required for the creation, incurrence or assumption of (or foreclosure or other realization with respect to) any lien created, incurred or assumed in connection with indebtedness assumed, incurred or issued in connection with the IPO, the debt financing transactions and the other transactions contemplated by the LLC Agreement or the other structuring-related agreements;

  •
  any fundamental change outside of the ordinary course in the nature (but not size or methods) of CPE Resources' coal business as in effect as of the date of the IPO, but only insofar as such fundamental change does not relate to the normal operation or activities of CPE Resources' coal business or any business or operation reasonably related or ancillary to CPE Resources' business;

  •
  the acquisition of any other business or asset that has a purchase price in excess of $500 million or that would result in the issuance of equity interests by us or CPE Resources in excess of $500 million (subject to adjustment for inflation);

  •
  the assumption, incurrence or issuance of indebtedness in excess of 125% of the indebtedness amounts included in CPE Resources' operating plan (subject to adjustment for inflation), other than indebtedness to fund ordinary course business operations or to fund any capital expenditures which do not require Rio Tinto consent;

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  making or committing to make, in any calendar year period, capital expenditures outside the ordinary course of business; provided that the following capital expenditures (subject to adjustment for inflation) shall be deemed to be in the ordinary course of business (x) committed LBA payments included in CPE Resources' operating plan and (y) the aggregate amount of all other capital expenditures not in excess of 125% of the sum of (1) uncommitted LBA payments included in CPE Resources' operating plan, (2) non-LBA capital payments included in CPE Resources' operating plan and (3) the cumulative amount by which the actual capital expenditures in preceding years for capital expenditures other than committed LBA payments is less than the sum of uncommitted LBA payments and non-LBA payments for the prior years; and

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  except as otherwise set forth in any other agreement, settling claims as to which Rio Tinto would have liability.

        The consent of RTEA and KMS, as the non-managing members of CPE Resources, is required for any amendments to the LLC Agreement until the non-managing members own less than 10% of the common membership units of CPE Resources that were outstanding immediately upon completion of our IPO. In addition, if Rio Tinto, directly or indirectly, owns any common membership units, we will generally be prohibited from causing CPE Resources to make tax elections or take positions on tax issues that we know or would reasonably be expected to know would harm Rio Tinto if such election or position had not been made or taken.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

        Certain provisions included in our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, and applicable provisions of the Delaware General Corporation Law (the "DGCL") may make it more difficult for or prevent an unsolicited third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Classified Board

        Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Size of Board and Vacancies

        Our amended and restated certificate of incorporation provides that the number of directors on our board of directors is fixed by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office will be filled solely by the vote of our remaining directors in office.

No Cumulative Voting

        The DGCL provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

Removal of Directors

        Our amended and restated certificate of incorporation provides that any director may be removed at any time at a meeting called for that purpose, but only for cause and only by the affirmative vote of at least two-thirds of the voting power of shares of our capital stock.

Bylaw Amendments

        Our amended and restated bylaws provide that it may only be amended by our board of directors or upon the vote of holders of at least two-thirds of the voting power of shares of our capital stock.

Calling of Special Meetings of Shareholders

        Our amended and restated bylaws provide that special meetings of our shareholders may be called for any purpose by the majority of our board or the chairman of our board.

Shareholder Action by Written Consent

        The DGCL permits shareholder action by written consent unless otherwise provided by the certificate of incorporation. Our amended and restated certificate of incorporation provides that our shareholders may not act by written consent.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Shareholders are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. In order to nominate directors to our board of directors or bring other business before an annual meeting of our stockholders, a stockholder's notice must be received by the Secretary of the Company at the principal executive offices of the Company not less than 90 calendar days before the first anniversary of the previous year's annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not later than 90 calendar days before the date of such annual meeting or the tenth day following the date on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting is made by the Company. The adjournment or postponement of an annual meeting or the announcement shall not commence a new time period for the giving of a stockholder's notice as described above.

Majority Voting Policy

        Our board of directors has adopted a majority voting policy that provides that if none of our stockholders provides us written notice of an intention to nominate one or more candidates to compete with our board of directors' nominees, or if all stockholders have withdrawn such nominations prior to 10 days before we mail notice for our annual meeting, a nominee must receive more votes cast for that nominee than against that nominee to be elected or re-elected. If a director nominee fails to obtain the required votes, our board of directors will expect such director to tender his or her resignation.

Amendments to Certificate of Incorporation and Bylaws

        The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that the following provisions may be amended by our stockholders only by a vote of at least two-thirds of the voting power of all of the outstanding shares of our stock entitled to vote:

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  the classification of our board of directors;

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  the removal of directors;

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  the limitation on shareholder action by written consent;

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  the limitation of directors' personal liability to us or our shareholders for breach of fiduciary duty as a director;

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  the ability of RTEA and its affiliates to engage in business opportunities in the same lines of business as us or CPE Resources;

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  the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote; and

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  any provision in our bylaws, including the ability to call a Special Meeting of Shareholders being vested in our board of directors or the Chairman of our board.

Undesignated Preferred Stock

        The authorization of our undesignated preferred stock will make it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Section 203 of the Delaware General Corporation Law

        We are not governed by Section 203 of the DGCL. Section 203 of the DGCL regulates corporate acquisitions and provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested shareholder unless:

  •
  prior to such time, the corporation's board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

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  upon consummation of the transaction which resulted in the shareholder becoming an "interested shareholder," the interested shareholder owned at least 85% of the corporation's outstanding voting stock at the time the transaction commenced, other than statutorily excluded shares; or

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  at or after the time a person became an interested shareholder, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested shareholder.

        The term "business combination" is defined to include mergers, asset sales and other transactions in which the interested shareholder receives or could receive a financial benefit on other than a pro rata basis with other shareholders.

CPE Resources Membership Interests and Units

        Limited liability company interests in CPE Resources, which include our managing member interest, may be represented by one or more classes of units.

Managing Member Interest

        We own a managing member interest in CPE Resources. References to our managing member interest mean the management and ownership interest of the managing member in CPE Resources, which includes membership interests equivalent to approximately 51.7% of the outstanding common membership units, as of September 30, 2010, and includes any and all benefits to which the managing member is entitled as provided in the LLC Agreement, together with all obligations of the managing member to comply with the terms and provisions of the LLC Agreement. Any additional units in CPE Resources held by us, whether common membership units or otherwise, will be part of this managing member interest.

Common Membership Units

        As of September 30, 2010, there were 60,882,594 common membership units outstanding, 29,400,000 of which are owned by RTEA and KMS, and 31,482,594 of which are beneficially owned by Cloud Peak Energy Inc. as part of its managing member interest. RTEA and KMS have the right to cause CPE Resources to acquire by redemption all or any portion of their common membership units for a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE Resources). If RTEA and/or KMS provide notice of their intent to redeem common membership units held by them, Cloud Peak Energy Inc. is entitled to assume CPE Resources' rights and obligations to acquire common membership units from them and instead acquire such common membership units from them in exchange for, at our election, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to CPE Resources), or a combination of shares of our common stock and cash. The number of outstanding common membership units owned by us as part of our managing member interest will at all times equal the number of shares of our common stock outstanding.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  •
  for breach of duty of loyalty;

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  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

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  under Section 174 of the DGCL (unlawful dividends); or

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  for transactions from which the director derived improper personal benefit.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

        Our common stock is traded on the New York Stock Exchange under the symbol "CLD." On November 18, 2010, the closing sales price for our common stock on the NYSE was $20.87 per share. The CPE Resources common membership units are solely a means of measuring the relative size of the equity interests in CPE Resources of its members and will not be traded or listed on any securities exchange.

Transfer Agent and Registrar

        ComputerShare Trust Company, N.A. is the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of our common stock in the public market, including by RTEA and KMS if they exercise their right to require CPE Resources to acquire by redemption their common membership units in CPE Resources and receive shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and our future ability to raise capital through the sale of our equity securities.

        As of October 31, 2010, there are 31,481,652 total shares of our common stock outstanding and freely tradable without restrictions or further registration under the Securities Act. As of the date of this prospectus, there are no shares of our common stock and 29,400,000 CPE Resources common membership units outstanding held by RTEA and KMS. These common membership units were issued as "restricted securities" under the Securities Act and are subject to certain restrictions on transfer under the LLC Agreement. The shares of our common stock covered by this prospectus will be freely tradeable without restriction or further registration under the Securities Act, unless those shares are purchased by one of our "affiliates" as that term is defined in Rule 144 under the Securities Act. The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling shareholders are not obligated to, and there is no assurance that the selling shareholders will, sell all or any of the shares covered by this prospectus. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act.

Employee Benefit Plans

        As of September 30, 2010, there were a total of 1,432,234 shares of common stock subject to outstanding options under our option plan. We have filed a registration statement with the SEC covering the shares of common stock reserved for issuance under our the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan ("the LTIP"). As a result, subject to vesting provisions, when awards under the LTIP are exercised, the resulting shares will be freely tradable under the Securities Act, except that shares purchased by "affiliates," as that term is defined in Rule 144 under the Securities Act, would be subject to the limitations and restrictions that are described below. See the information set forth under the caption "Executive Compensation—Compensation Discussion and Analysis" in our 2010 Proxy Statement, which is incorporated by reference in this prospectus.

Rule 144

        In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

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  1% of the number of shares of our common stock then outstanding, which equals approximately 314,816 shares as of the date of this prospectus; or

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  the average weekly trading volume of our common stock on the NYSE for the four calendar weeks prior to the sale,

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Registration Rights

        As described under the caption "Corporate Governance—Certain Relationships and Related Transactions—Structuring Transactions and Related Agreements—CPE Resources LLC Agreement" in our 2010 Proxy Statement, which is incorporated by reference in this prospectus, RTEA and KMS have the right to require CPE Resources to acquire by redemption their common membership units in exchange for a cash payment equal to, on a per unit basis, the market price of one share of our common stock. Upon the exercise by RTEA and KMS of their redemption right, we are entitled, pursuant to the CPE Assumption Right, to acquire such common membership units from RTEA and KMS in exchange for, at our election, shares of our common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of our common stock or a combination of shares of our common stock and cash. Pursuant to the Registration Rights Agreement, as described under the caption "Corporate Governance—Certain Relationships and Related Transactions—Structuring Transactions and Related Agreements—Registration Rights Agreement" in the 2010 Proxy Statement, which is incorporated by reference in this prospectus, RTEA and KMS have the right, subject to various conditions and limitations, to demand the filing of, and include any registerable securities held by RTEA and KMS in, additional registration statements relating to our common stock. These registration rights of RTEA and KMS could impair the prevailing market price and impair our ability to raise capital by depressing the price at which we could sell our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common shares by a non-U.S. holder. As used in this summary, the term "non-U.S. holder" means a beneficial owner of our common shares that is not, for United States federal income tax purposes:

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  an individual who is a citizen or resident of the United States or a former citizen or resident of the United States subject to taxation as an expatriate;

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  a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

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  a partnership (including any entity or arrangement classified as a partnership for these purposes);

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  a trust, if (1) a U.S. court is able to exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the U.S. Internal Revenue Code of 1986, as amended) has the authority to control all of the trust's substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a "United States person."

        An individual may be treated as a resident of the United States in any calendar year for United States federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

        If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S federal income tax purposes) owns our common shares, the tax treatment of a partner or beneficial owner of the partnership or other pass-through entity may depend upon the status of the partner or beneficial owner and the activities of the partnership or entity and by certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common shares should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

        This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a non-U.S. holder in light of the non-U.S. holder's particular investment or other circumstances. In particular, this summary only addresses a non-U.S. holder that holds our common shares as a capital asset (generally, investment property) and does not address:

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  special U.S. federal income tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, sovereign entities, and dealers and traders in stocks, securities or currencies;

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  non-U.S. holders holding our common shares as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

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  any U.S. state and local or non-U.S. or other tax consequences; or

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  the U.S. federal income or estate tax consequences for the beneficial owners of a non-U.S. holder.

        This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of purchasing, owning and disposing of our common shares as set forth in this summary. Each non-U.S. holder should consider consulting a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of our common shares.

Dividends

        We do not anticipate paying cash dividends on our common shares in the foreseeable future. See "Dividend Policy" in this prospectus. In the event, however, that we pay dividends on our common shares that are not effectively connected with a non-U.S. holder's conduct of a trade or business in the United States, a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, will be withheld from the gross amount of the dividends paid to such non-U.S. holder. Non-U.S. holders should consider consulting their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

        In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed U.S. Internal Revenue Service Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common shares. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service. Non-U.S. holders should consider consulting their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

        Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. In that case, the U.S. federal withholding tax discussed above will not apply if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

Gain on disposition of our common shares

        A non-U.S. holder generally will not be taxed by the United States on any gain recognized on a disposition of our common shares unless:

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  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the

    non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply;

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  the non-U.S. holder is an individual who holds our common shares as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the non-U.S. holder is not considered a resident alien under the U.S. Internal Revenue Code); or

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  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common shares.

        In general, we will be treated as a "U.S. real property holding corporation" if the fair market value of our "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. The determination of the fair market value of our assets and, therefore, whether we are a U.S. real property holding corporation at any given time, will depend on the particular facts and circumstances applicable at the time.

        Currently, we believe that we are a U.S. real property holding corporation and will remain a U.S. real property holding corporation for the foreseeable future.

        However, even if we are or have been a U.S. real property holding corporation, a non-U.S. holder which did not beneficially own, directly or indirectly, more than 5% of the total fair market value of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that our common stock was held by such holder (a "Non-5% Holder"), and which is not otherwise taxed under any other circumstances described above, generally will not be taxed on any gain realized on the disposition of our common stock if, at any time during the calendar year of the disposition, our common stock was "regularly traded on an established securities market" within the meaning of the applicable U.S. Treasury regulations.

        However, if our common stock were not considered to be "regularly traded on an established securities market" within the meaning of the applicable U.S. Treasury regulations, then a non-U.S. holder (whether or not a Non-5% Holder) would be taxed for U.S. federal income tax purposes on any gain realized on the disposition of our common stock on a net income basis as if the gain were effectively connected with the conduct of a U.S. trade or business by such non-U.S. holder during the taxable year and, in such case, the person acquiring our common stock from such non-U.S. holder generally would have to withhold 10% of the amount of the proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the U.S. Internal Revenue Service in accordance with applicable U.S. Treasury regulations. We urge all non-U.S. holders to consult their own tax advisors regarding the application of these rules to them.

Federal estate tax

        Our common shares that are owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information reporting and backup withholding tax

        Dividends paid to a non-U.S. holder may be subject to U.S. information reporting and backup withholding. A non-U.S. holder will be exempt from backup withholding if the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN or otherwise meets documentary evidence requirements for establishing its status as a non-U.S. holder or otherwise establishes an exemption.

        The gross proceeds from the disposition of our common shares may be subject to U.S. information reporting and backup withholding. If a non-U.S. holder sells our common shares outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the non-U.S. holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common shares through a non-U.S. office of a broker that:

  •
  is a United States person;

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  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

  •
  is a "controlled foreign corporation" for United States federal income tax purposes; or

  •
  is a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

  •
  the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption.

        If a non-U.S. holder receives payments of the proceeds of a sale of our common shares to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless the non-U.S. holder provides a properly executed U.S. Internal Revenue Service Form W-8BEN certifying that the non-U.S. Holder is not a "United States person" or the non-U.S. holder otherwise establishes an exemption.

        A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the non-U.S. holder's U.S. federal income tax liability by filing a refund claim with the U.S. Internal Revenue Service.

Recent withholding and reporting legislation

        Recently enacted legislation imposes a 30% withholding tax on dividends on our common stock and gross proceeds from the sale or other disposition of our common stock paid to certain non-U.S. persons holding our common stock after December 31, 2012, unless the relevant non-U.S. person provides the withholding agent with certain certifications and information regarding its status and, in certain circumstances, regarding the non-U.S. person's direct and indirect beneficial owners that are United States persons for U.S. federal income tax purposes. Any certification and information will be disclosed to the IRS. Non-U.S. persons holding our common stock will not be entitled to any "gross up" or additional amounts from us in respect of any withholding or deduction and any amounts withheld may not be refundable by the IRS. Non-U.S. holders are encouraged to consult their tax advisors regarding this recent legislation, the certification and information that may be required to be provided and disclosed, and the potential tax liability in the event the required certification and information is not provided.

PLAN OF DISTRIBUTION

        The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The offering price of the shares from time to time will be determined by the selling shareholder and, at the time of determination, may be higher or lower than the market price of our common stock on the NYSE.

        The selling shareholders may use any one or more of the following methods from time to time when disposing of shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling shareholders are not obligated to, and there is no assurance that the selling shareholders will, sell all or any of the shares we are registering. The selling shareholders may transfer, devise or gift such shares by other means not described in this prospectus.

        In connection with the sale of our shares, the selling shareholders may sell the shares directly or through broker-dealers acting as a principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis. The selling shareholders may also enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act.

        Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        The aggregate proceeds to each selling shareholder from the sale of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from an offering by the selling shareholders.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. In compliance with the guidelines of the Financial Industry Regulatory Authority (the "FINRA"), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

        The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

        To the extent required, the shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the founding members and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        Upon our notification by a selling shareholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file an amendment to this prospectus or a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

  •
  the number of shares being offered;

  •
  the names of the participating underwriters, broker-dealers or agents;

  •
  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commission or concessions allowed or re-allowed or paid by any underwriters to dealers;

  •
  the public offering price; and

  •
  other material terms of the offering.

LEGAL MATTERS

        The validity of the shares of common stock described in this prospectus and other legal matters concerning this prospectus will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

EXPERTS

        The audited consolidated financial statements of Cloud Peak Energy Inc. and its subsidiaries as of December 31, 2009 and for each of the three years in the period ended December 31, 2009 contained in the 2009 Form 10-K, which is incorporated by reference in this prospectus, except as they relate to Decker Coal Company, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and, insofar as they relate to Decker Coal Company, by KPMG LLP, an independent registered public accounting firm. Such financial statements have been so incorporated in reliance on the reports of such independent registered public accounting firms given on the authority of such firms as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the 29,400,000 shares of common stock described in this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock described in this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference into this prospectus. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement.

        You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. In addition, our filings are available on our website at www.cloudpeakenergy.com, in the "SEC Filings" subsection of the "Investor Relations" section.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about us and our financial condition.

  •
  Our annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 17, 2010;

  •
  Our quarterly report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 5, 2010;

  •
  Our quarterly report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 5, 2010;

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 13, 2010;

  •
  Our current reports on Form 8-K, filed with the SEC on January 11, 2010, January 13, 2010, March 12, 2010, April 13, 2010, June 9, 2010, June 18, 2010, July 13, 2010, September 3, 2010, September 29, 2010 and October 13, 2010; and

  •
  Our definitive proxy statement on Schedule 14A for our 2010 annual meeting of stockholders, filed with the SEC on April 29, 2010.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus free of charge upon written or oral request. Our filings with the SEC are available on our website at www.cloudpeakenergy.com, in the "SEC Filings" subsection of the "Investor Relations" section, as soon as reasonably practicable after they are filed with the SEC. The information that is contained on, or is or becomes accessible through, our website is not part of this prospectus. You may also obtain a copy of these filings at no cost by writing to us at the following address: Cloud Peak Energy Inc., 385 Interlocken Crescent, Suite 400, Broomfield, Colorado 80021, Attn: General Counsel; or telephoning us at (720) 566-2900.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling shareholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, these securities in any jurisdiction where such offer, sale or solicitation is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

29,400,000 Shares

CLOUD PEAK ENERGY INC.

Common Stock

PROSPECTUS

                           , 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Other expenses in connection with the issuance and distribution of the securities to be registered hereunder will be substantially as follows (all amounts are estimated except the SEC registration fee and the Financial Industry Regulatory Authority filing fee):

Item	Amount
SEC registration fee	$41,468.47
FINRA filing fee	$58,660.55
Accounting fees and expenses	$300,000.00
Legal fees and expenses	$660,000.00
Printing and engraving expenses	$175,000.00
Miscellaneous expenses	$295,000.00
Total	$1,530,129.02

        We and the selling shareholders will bear the costs associated with this registration statement in accordance with the terms of the registration rights agreement, which provides that the selling shareholders will bear 75% and we will bear 25% of all reasonable, out-of-pocket fees and expenses incident to the registration of the securities covered by this prospectus.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the DGCL permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. Our amended and restated certificate of incorporation and bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the DGCL. These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        Pursuant to Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation eliminates the personal liability of a director to us or our shareholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

  •
  from any breach of the director's duty of loyalty to us or our shareholders;

  •
  from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL; and

  •
  from any transaction from which the director derived an improper personal benefit.

        The above discussion of Section 145 of the DGCL and of our amended and restated certificate of incorporation and bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, our amended and restated certificate of incorporation and our bylaws.

        As permitted by Section 145 of the DGCL, we will carry primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

        In connection with our incorporation on July 31, 2008 under the laws of the State of Delaware, we issued one share of our common stock to RTA for an aggregate purchase price of $1.00. This security was offered and sold by us in reliance upon the exemption from the registration requirements provided by Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

INDEX TO EXHIBITS

Exhibit No.		Description
2.1	*	Membership Interest Purchase Agreement, dated as of March 8, 2009 by and between Rio Tinto Sage LLC and Arch Coal, Inc. (incorporated herein by reference to Exhibit 2.1 to Arch Coal, Inc.'s Current Report on From 8-K filed on March 12, 2009), as amended by the first amendment, dated as of April 6, 2009 (incorporated herein by reference to Exhibit 2.3 to Arch Coal, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009), as amended by the second amendment, dated as of September 30, 2009 (incorporated herein by reference to Exhibit 2.1 to Arch Coal, Inc.'s Current Report on Form 8-K filed on October 1, 2009)
3.1	*	Amended and Restated Certificate of Incorporation of Cloud Peak Energy Inc.
3.2	*	Amended and Restated Bylaws of Cloud Peak Energy Inc.
4.1	*
Form of stock certificate of Cloud Peak Energy Inc. (incorporated herein by reference to Exhibit 4.1 to Cloud Peak Energy Inc.'s Registration Statement on Amendment No. 5 to Form S-1 filed on November 16, 2009)
5.1	**	Opinion of Cadwalader, Wickersham & Taft LLP
10.1	*	Federal Coal Lease WYW-151643: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.1 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.2	*	Federal Coal Lease WYW-141435: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.2 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.3	*	Federal Coal Lease WYW-0321780: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.3 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.4	*	Federal Coal Lease WYW-0322255: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.4 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.5	*	State of Wyoming Coal Lease No. 0-26695: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.5 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.6	*	Federal Coal Lease WYW-8385: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.6 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.7	*	Federal Coal Lease WYW-23929: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.7 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)

Exhibit No.		Description
10.8	*	Federal Coal Lease WYW174407: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.8 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.9	*	Federal Coal Lease WYW-154432: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.9 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.10	*	State of Wyoming Coal Lease No. 0-26935-A: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.10 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.11	*	State of Wyoming Coal Lease No. 0-26936-A: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.11 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.12	*	Federal Coal Lease MTM-88405: Spring Creek Mine (incorporated herein by reference to Exhibit 10.12 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.13	*	Modified Coal Lease MTM-069782: Spring Creek Mine (incorporated herein by reference to Exhibit 10.1 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on June 18, 2010)
10.14	*	Federal Coal Lease MTM-94378: Spring Creek Mine (incorporated herein by reference to Exhibit 10.14 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.15	*	State of Montana Coal Lease No. C-1101-00: Spring Creek Mine (incorporated herein by reference to Exhibit 10.15 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.16	*	State of Montana Coal Lease No. C-1099-00: Spring Creek Mine (incorporated herein by reference to Exhibit 10.16 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.17	*	State of Montana Coal Lease No. C-1100-00: Spring Creek Mine (incorporated herein by reference to Exhibit 10.17 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.18	*	State of Montana Coal Lease No. C-1088-05: Spring Creek Mine (incorporated herein by reference to Exhibit 10.18 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.19	*
Agreement by and among Western Minerals, Inc., Wytana, Inc., Montana Royalty Company, Ltd. and Peter Kiewit Sons' Inc., dated September 1, 1970, as amended by supplement dated as of January 1, 1974, amendment No. 2 dated as of December 1, 1977, amendment No. 3, dated as of August 24, 1978, amendment No. 4, dated as of January 1, 1982, amendment No. 5, dated as of July 9, 1983, amendment No. 6, dated as of May 7, 1985, amendment No. 7, dated as of January 1, 1989, amendment No. 8, dated as of January 1, 1989, amendment No. 9, dated as of December 13, 1990 (sic), amendment No. 10, dated as of January 1, 1999, and amendment No. 11, dated as of April 9, 2002 (incorporated herein by reference to Exhibit 10.19 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.20	*
Master Separation Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Rio Tinto America Inc., Rio Tinto Energy America Inc. and Kennecott Management Services Company (incorporated herein by reference to Exhibit 10.1 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.21	*
Transition Services Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC and Rio Tinto Services Inc. (incorporated herein by reference to Exhibit 10.2 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)

Exhibit No.		Description
10.22	*	Registration Rights Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Rio Tinto America Inc., Rio Tinto Energy America Inc., and Kennecott Management Services Company (incorporated herein by reference to Exhibit 10.3 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.23	*
Employee Matters Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Rio Tinto America Inc., Rio Tinto Energy America Inc., Cloud Peak Energy Services Company and, for a limited purpose, Rio Tinto plc and Rio Tinto Limited (incorporated herein by reference to Exhibit 10.4 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.24	*
Trademark Assignment Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Resources LLC and Rio Tinto Energy America Inc. (incorporated herein by reference to Exhibit 10.8 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.25	*
Management Services Agreement, dated as of November 19, 2009, by and between Cloud Peak Energy Inc. and Cloud Peak Energy Resources LLC (incorporated herein by reference to Exhibit 10.9 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.26	*
RTEA Coal Supply Agreement, dated as of November 19, 2009, by and between Cloud Peak Energy Resources LLC and Rio Tinto Energy America Inc. (incorporated herein by reference to Exhibit 10.10 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.27	*
Credit Agreement, dated as of November 25, 2009, by and among Cloud Peak Energy Resources LLC, Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch, RBC Capital Markets, Calyon New York Branch, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, Societe Generale, and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.1 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
10.28	*
Guarantee and Security Agreement, dated as of November 25, 2009, by and between Cloud Peak Energy Resources LLC (and its subsidiaries listed on the signature page) and Morgan Stanley Senior Funding, Inc. (incorporated herein by reference to Exhibit 10.2 of the Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
10.29	*
Escrow Agreement, dated as of November 25, 2009, by and among Cloud Peak Energy Resources LLC, Rio Tinto Energy America Inc., and SunTrust Bank (incorporated herein by reference to Exhibit 10.3 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
10.30	*
Assignment Agreement between Rio Tinto Energy America Inc. and Cloud Peak Energy Resources LLC dated October 29, 2009 (incorporated herein by reference to Exhibit 10.42 to Amendment No. 3 to Cloud Peak Energy Inc.'s Form S-1 filed on November 2, 2009)
10.31	*
Third Amended and Restated Limited Liability Company Agreement of Cloud Peak Energy Resources LLC, dated as of November 19, 2009, by and among Rio Tinto Energy America Inc., Kennecott Management Services Company and Cloud Peak Energy Inc. (incorporated herein by reference to Exhibit 10.5 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)

Exhibit No.		Description
10.32	*	Tax Receivable Agreement, dated as of November 19, 2009, by and between Cloud Peak Energy Inc. and Rio Tinto Energy America Inc. (incorporated by reference to Exhibit 10.11 to the Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.33	*	Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (incorporated by reference to Exhibit 10.32 to Amendment No. 5 to Cloud Peak Energy Inc.'s Form S-1 filed on November 16, 2009)
10.34	*
Form of IPO Director Restricted Stock Agreement under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (incorporated by reference to Exhibit 10.44 to Amendment No. 5 to Cloud Peak Energy Inc.'s Form S-1 filed on November 16, 2009)
10.35	*
Form of IPO Nonqualified Stock Option Agreement under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (incorporated by reference to Exhibit 10.33 to Amendment No. 5 to Cloud Peak Energy Inc.'s Form S-1 filed on November 16, 2009)
10.36	*
Form of IPO Restricted Stock Agreement under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (incorporated by reference to Exhibit 10.34 to Amendment No. 5 to Cloud Peak Energy Inc.'s Form S-1 filed on November 16, 2009)
10.37	*	Form of Cloud Peak Energy Inc. Annual Incentive Plan (incorporated by reference to Exhibit 10.35 to Amendment No. 5 to Cloud Peak Energy Inc.'s Form S-1 filed on November 16, 2009)
10.38	*
Employment Agreement between Cloud Peak Energy Inc. and Colin Marshall dated as of November 14, 2009 (incorporated by reference to Exhibit 10.40 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.39	*
Employment Agreement between Cloud Peak Energy Inc. and Michael Barrett dated as of November 14, 2009 (incorporated by reference to Exhibit 10.41 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.40	*
Employment Agreement between Cloud Peak Energy Inc. and Adrian Nick Taylor dated as of November 14, 2009 (incorporated by reference to Exhibit 10.42 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.41	*
Employment Agreement between Cloud Peak Energy Inc. and Gary Rivenes dated as of November 14, 2009 (incorporated by reference to Exhibit 10.43 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.42	*
Employment Agreement between Cloud Peak Energy Inc. and James Orchard dated as of November 14, 2009 (incorporated by reference to Exhibit 10.44 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.43	*
Employment Agreement between Cloud Peak Energy Inc. and Cary Martin dated as of November 14, 2009 (incorporated by reference to Exhibit 10.45 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.44	*
Employment Agreement between Cloud Peak Energy Inc. and Bryan Pechersky dated as of March 3, 2010 (incorporated by reference to Exhibit 10.46 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.45	*
Employment Agreement between Cloud Peak Energy Inc. and Todd Myers dated as of July 6, 2010 (incorporated by reference to Exhibit 10.2 to Cloud Peak Energy Inc.'s Quarterly Report on Form 10-Q filed on August 5, 2010)

Exhibit No.		Description
21.1	*	List of subsidiaries of Cloud Peak Energy Inc. (incorporated by reference to Exhibit 21.1 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
23.1	**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	**	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.3	**	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney (included on the signature page hereto)

*
Previously filed.

**
Filed herewith.

+
To be filed by amendment.

        (b)   Financial Statement Schedules.

        None.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes:

          (1)   That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

POWER OF ATTORNEY

        The undersigned hereby appoints and authorizes Colin Marshall and Michael Barrett and each of them, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, a registration statement on Form S-1 in connection with the registration under the Securities Act of 1933 of shares of common stock of Cloud Peak Energy Inc. (the "registrant") and any and all amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrants to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute. This limited power of attorney shall remain in effect until revoked in writing.

Signature	Title	Date

/s/ KEITH BAILEY Keith Bailey	Chairman of the Board of Directors	November 19, 2010
/s/ PRESTON CHIARO Preston Chiaro	Director	November 15, 2010
/s/ WILLIAM FOX III William Fox III	Director	November 19, 2010
/s/ C. KEVIN MCARTHUR C. Kevin McArthur	Director	November 19, 2010
/s/ STEVEN NANCE Steven Nance	Director	November 19, 2010
/s/ WILLIAM OWENS William Owens	Director	November 19, 2010
/s/ CHRIS TONG Chris Tong	Director	November 19, 2010

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Gillette, State of Wyoming, on November 19, 2010.

CLOUD PEAK ENERGY INC.
By:	/s/ COLIN MARSHALL Colin Marshall Principal Executive Officer

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 19th day of November, 2010.

Name and Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ HEATH HILL Heath Hill		Vice President and Chief Accounting Officer (Principal Accounting Officer)
* Keith Bailey		Chairman of the Board of Directors
* Preston Chiaro		Director
* William Fox III		Director
* C. Kevin McArthur		Director
* Steven Nance		Director
* William Owens		Director
* Chris Tong		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.		Description
2.1	*	Membership Interest Purchase Agreement, dated as of March 8, 2009 by and between Rio Tinto Sage LLC and Arch Coal, Inc. (incorporated herein by reference to Exhibit 2.1 to Arch Coal, Inc.'s Current Report on From 8-K filed on March 12, 2009), as amended by the first amendment, dated as of April 6, 2009 (incorporated herein by reference to Exhibit 2.3 to Arch Coal, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009), as amended by the second amendment, dated as of September 30, 2009 (incorporated herein by reference to Exhibit 2.1 to Arch Coal, Inc.'s Current Report on Form 8-K filed on October 1, 2009)
3.1	*	Amended and Restated Certificate of Incorporation of Cloud Peak Energy Inc.
3.2	*	Amended and Restated Bylaws of Cloud Peak Energy Inc.
4.1	*
Form of stock certificate of Cloud Peak Energy Inc. (incorporated herein by reference to Exhibit 4.1 to Cloud Peak Energy Inc.'s Registration Statement on Amendment No. 5 to Form S-1 filed on November 16, 2009)
5.1	**	Opinion of Cadwalader, Wickersham & Taft LLP
10.1	*	Federal Coal Lease WYW-151643: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.1 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.2	*	Federal Coal Lease WYW-141435: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.2 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.3	*	Federal Coal Lease WYW-0321780: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.3 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.4	*	Federal Coal Lease WYW-0322255: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.4 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.5	*	State of Wyoming Coal Lease No. 0-26695: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.5 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.6	*	Federal Coal Lease WYW-8385: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.6 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.7	*	Federal Coal Lease WYW-23929: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.7 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.8	*	Federal Coal Lease WYW174407: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.8 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.9	*	Federal Coal Lease WYW-154432: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.9 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.10	*	State of Wyoming Coal Lease No. 0-26935-A: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.10 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.11	*	State of Wyoming Coal Lease No. 0-26936-A: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.11 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.12	*	Federal Coal Lease MTM-88405: Spring Creek Mine (incorporated herein by reference to Exhibit 10.12 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)

Exhibit No.		Description
10.13	*	Modified Coal Lease MTM-069782: Spring Creek Mine (incorporated herein by reference to Exhibit 10.1 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on June 18, 2010)
10.14	*	Federal Coal Lease MTM-94378: Spring Creek Mine (incorporated herein by reference to Exhibit 10.14 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.15	*	State of Montana Coal Lease No. C-1101-00: Spring Creek Mine (incorporated herein by reference to Exhibit 10.15 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.16	*	State of Montana Coal Lease No. C-1099-00: Spring Creek Mine (incorporated herein by reference to Exhibit 10.16 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.17	*	State of Montana Coal Lease No. C-1100-00: Spring Creek Mine (incorporated herein by reference to Exhibit 10.17 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.18	*	State of Montana Coal Lease No. C-1088-05: Spring Creek Mine (incorporated herein by reference to Exhibit 10.18 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.19	*
Agreement by and among Western Minerals, Inc., Wytana, Inc., Montana Royalty Company, Ltd. and Peter Kiewit Sons' Inc., dated September 1, 1970, as amended by supplement dated as of January 1, 1974, amendment No. 2 dated as of December 1, 1977, amendment No. 3, dated as of August 24, 1978, amendment No. 4, dated as of January 1, 1982, amendment No. 5, dated as of July 9, 1983, amendment No. 6, dated as of May 7, 1985, amendment No. 7, dated as of January 1, 1989, amendment No. 8, dated as of January 1, 1989, amendment No. 9, dated as of December 13, 1990 (sic), amendment No. 10, dated as of January 1, 1999, and amendment No. 11, dated as of April 9, 2002 (incorporated herein by reference to Exhibit 10.19 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.20	*
Master Separation Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Rio Tinto America Inc., Rio Tinto Energy America Inc. and Kennecott Management Services Company (incorporated herein by reference to Exhibit 10.1 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.21	*
Transition Services Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC and Rio Tinto Services Inc. (incorporated herein by reference to Exhibit 10.2 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.22	*
Registration Rights Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Rio Tinto America Inc., Rio Tinto Energy America Inc., and Kennecott Management Services Company (incorporated herein by reference to Exhibit 10.3 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.23	*
Employee Matters Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Rio Tinto America Inc., Rio Tinto Energy America Inc., Cloud Peak Energy Services Company and, for a limited purpose, Rio Tinto plc and Rio Tinto Limited (incorporated herein by reference to Exhibit 10.4 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)

Exhibit No.		Description
10.24	*	Trademark Assignment Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Resources LLC and Rio Tinto Energy America Inc. (incorporated herein by reference to Exhibit 10.8 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.25	*
Management Services Agreement, dated as of November 19, 2009, by and between Cloud Peak Energy Inc. and Cloud Peak Energy Resources LLC (incorporated herein by reference to Exhibit 10.9 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.26	*
RTEA Coal Supply Agreement, dated as of November 19, 2009, by and between Cloud Peak Energy Resources LLC and Rio Tinto Energy America Inc. (incorporated herein by reference to Exhibit 10.10 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.27	*
Credit Agreement, dated as of November 25, 2009, by and among Cloud Peak Energy Resources LLC, Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch, RBC Capital Markets, Calyon New York Branch, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, Societe Generale, and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.1 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
10.28	*
Guarantee and Security Agreement, dated as of November 25, 2009, by and between Cloud Peak Energy Resources LLC (and its subsidiaries listed on the signature page) and Morgan Stanley Senior Funding, Inc. (incorporated herein by reference to Exhibit 10.2 of the Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
10.29	*
Escrow Agreement, dated as of November 25, 2009, by and among Cloud Peak Energy Resources LLC, Rio Tinto Energy America Inc., and SunTrust Bank (incorporated herein by reference to Exhibit 10.3 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
10.30	*
Assignment Agreement between Rio Tinto Energy America Inc. and Cloud Peak Energy Resources LLC dated October 29, 2009 (incorporated herein by reference to Exhibit 10.42 to Amendment No. 3 to Cloud Peak Energy Inc.'s Form S-1 filed on November 2, 2009)
10.31	*
Third Amended and Restated Limited Liability Company Agreement of Cloud Peak Energy Resources LLC, dated as of November 19, 2009, by and among Rio Tinto Energy America Inc., Kennecott Management Services Company and Cloud Peak Energy Inc. (incorporated herein by reference to Exhibit 10.5 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.32	*
Tax Receivable Agreement, dated as of November 19, 2009, by and between Cloud Peak Energy Inc. and Rio Tinto Energy America Inc. (incorporated by reference to Exhibit 10.11 to the Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.33	*	Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (incorporated by reference to Exhibit 10.32 to Amendment No. 5 to Cloud Peak Energy Inc.'s Form S-1 filed on November 16, 2009)
10.34	*
Form of IPO Director Restricted Stock Agreement under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (incorporated by reference to Exhibit 10.44 to Amendment No. 5 to Cloud Peak Energy Inc.'s Form S-1 filed on November 16, 2009)

Exhibit No.		Description
10.35	*	Form of IPO Nonqualified Stock Option Agreement under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (incorporated by reference to Exhibit 10.33 to Amendment No. 5 to Cloud Peak Energy Inc.'s Form S-1 filed on November 16, 2009)
10.36	*
Form of IPO Restricted Stock Agreement under the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (incorporated by reference to Exhibit 10.34 to Amendment No. 5 to Cloud Peak Energy Inc.'s Form S-1 filed on November 16, 2009)
10.37	*	Form of Cloud Peak Energy Inc. Annual Incentive Plan (incorporated by reference to Exhibit 10.35 to Amendment No. 5 to Cloud Peak Energy Inc.'s Form S-1 filed on November 16, 2009)
10.38	*
Employment Agreement between Cloud Peak Energy Inc. and Colin Marshall dated as of November 14, 2009 (incorporated by reference to Exhibit 10.40 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.39	*
Employment Agreement between Cloud Peak Energy Inc. and Michael Barrett dated as of November 14, 2009 (incorporated by reference to Exhibit 10.41 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.40	*
Employment Agreement between Cloud Peak Energy Inc. and Adrian Nick Taylor dated as of November 14, 2009 (incorporated by reference to Exhibit 10.42 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.41	*
Employment Agreement between Cloud Peak Energy Inc. and Gary Rivenes dated as of November 14, 2009 (incorporated by reference to Exhibit 10.43 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.42	*
Employment Agreement between Cloud Peak Energy Inc. and James Orchard dated as of November 14, 2009 (incorporated by reference to Exhibit 10.44 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.43	*
Employment Agreement between Cloud Peak Energy Inc. and Cary Martin dated as of November 14, 2009 (incorporated by reference to Exhibit 10.45 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.44	*
Employment Agreement between Cloud Peak Energy Inc. and Bryan Pechersky dated as of March 3, 2010 (incorporated by reference to Exhibit 10.46 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
10.45	*
Employment Agreement between Cloud Peak Energy Inc. and Todd Myers dated as of July 6, 2010 (incorporated by reference to Exhibit 10.2 to Cloud Peak Energy Inc.'s Quarterly Report on Form 10-Q filed on August 5, 2010)
21.1	*	List of subsidiaries of Cloud Peak Energy Inc. (incorporated by reference to Exhibit 21.1 to Cloud Peak Energy Inc.'s Annual Report on Form 10-K filed on March 17, 2010)
23.1	**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	**	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.3	**	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney (included on the signature page hereto)

*
Previously filed.

**
Filed herewith.

+
To be filed by amendment.